Exhibit 2.1

PURCHASE AND SALE AGREEMENT

dated as of July 25, 2016

between

Globus Medical Ireland, Ltd.

and

Alphatec Holdings, Inc.

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Defined Terms	8
ARTICLE II	PURCHASE, SALE AND LICENSE	11
2.1	Purchase and Sale of the Business	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	13
2.4	Excluded Liabilities	14
2.5	Purchase Price; Delivery of Funds	15
2.6	Post-Closing Adjustment	15
2.7	Consents	17
2.8	Withholding	17
2.9	License	18
2.10	Allocation of the Final Purchase Price	18
ARTICLE III	CLOSING	19
3.1	Closing Date	19
3.2	Deliveries by Seller at the Closing	19
3.3	Deliveries by Buyer at the Closing	20
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	21
4.1	Organization and Good Standing	21
4.2	Authority and Enforceability	21
4.3	No Conflicts; Consents	22
4.4	Financial Statements	23
4.5	No Undisclosed Liabilities	23
4.6	Inventory and Instruments	23
4.7	Accounts Receivable	24
4.8	Taxes	24
4.9	Compliance with Law	26
4.10	Regulatory Matters	26
4.11	Business Authorizations	27
4.12	Acquired Company Capital Stock; Acquired Company Operations	28
4.13	Title to Personal Properties	28
4.14	Real Property	29
4.15	Intellectual Property	29
4.16	Absence of Certain Changes or Events	31
4.17	Contracts	32
4.18	Sufficiency of Purchased Assets	34
4.19	Litigation	34
4.20	Employee Benefits	34
4.21	Labor and Employment Matters	36

i

(continued)
Page

4.22	Environmental	36
4.23	Insurance	37
4.24	Product Warranty	37
4.25	Certain Payments	38
4.26	Suppliers and Customers	38
4.27	Solvency	39
4.28	Brokers or Finders	39
4.29	Trade Control	39
4.30	Transactions with Affiliates	39
4.31	No Other Representations	40
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	40
5.1	Organization and Good Standing	40
5.2	Authority and Enforceability	40
5.3	No Conflicts; Consents	40
5.4	Litigation	41
5.5	Sufficient Funds	41
5.6	Brokers or Finders	41
5.7	Access to Information; Disclaimer	41
ARTICLE VI	COVENANTS OF SELLER	41
6.1	Conduct of Business	41
6.2	Negative Covenants	41
6.3	Access to Information; Investigation	43
6.4	Confidentiality	43
6.5	Release of Liens	43
6.6	Consents	43
6.7	Notification of Certain Matters	44
6.8	Restrictive Covenants	44
6.9	Insurance	45
6.10	Assignment of Certain Product Registrations, In-Bound Licenses and Intellectual Property	45
6.11	Termination of Certain Services and Contracts	45
6.12	Disclosure Schedule Supplements	46
6.13	Delivery of Financial Statements	46
ARTICLE VII	COVENANTS OF BUYER AND SELLER	46
7.1	Regulatory Approvals	46
7.2	Employees	47
7.3	Taxes	51
7.4	Bulk Sales Laws	52
7.5	Discharge of Business Obligations After Closing	53
7.6	Access to Books and Records	53
7.7	Further Assurances	53
7.8	Shipment of Transferred Inventory and Instruments	54
7.9	IT/Customer Service Systems	54

ii

(continued)
Page

ARTICLE VIII	CONDITIONS TO CLOSING	54
8.1	Conditions to Obligations of Buyer and Seller	54
8.2	Conditions to Obligation of Buyer	54
8.3	Conditions to Obligation of Seller	55
ARTICLE IX	TERMINATION	56
9.1	Termination	56
9.2	Effect of Termination	57
9.3	Remedies	57
ARTICLE X	INDEMNIFICATION	57
10.1	Survival	57
10.2	Indemnification by Seller	58
10.3	Indemnification by Buyer	59
10.4	Indemnification Procedures for Third-Party Claims	59
10.5	Net Losses	60
10.6	Consequential, Punitive and Certain Other Damages	60
10.7	Losses Included in Purchase Price	61
10.8	No Duplicate Claims	61
10.9	Indemnification Sole and Exclusive Remedy	61
ARTICLE XI	MISCELLANEOUS	61
11.1	Notices	61
11.2	Amendments and Waivers	62
11.3	Expenses	62
11.4	Successors and Assigns	62
11.5	Governing Law	62
11.6	Consent to Jurisdiction	62
11.7	Counterparts	63
11.8	Third Party Beneficiaries	63
11.9	Entire Agreement	63
11.10	Captions	63
11.11	Severability	63
11.12	Specific Performance	63
11.13	Interpretation	64

iii

PURCHASE AND SALE AGREEMENT
PURCHASE AND SALE AGREEMENT, dated as of July 25, 2016 (this “Agreement”), between Globus Medical Ireland, Ltd., a private limited company existing under the laws of Ireland (“Buyer”), and Alphatec Holdings, Inc., a Delaware corporation (“Seller”).
WHEREAS, Seller and certain of its Subsidiaries (as defined herein) are engaged in the business of the design, development, marketing, promotion and sale of (i) products for the surgical treatment of spine disorders outside of the United States of America, its possessions and territories and (ii) general orthopedic products in Japan (the “Business”); and
WHEREAS, the parties desire that the Seller Group (as defined herein) sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from the Seller Group, all of the right, title and interest of the Seller Group in and to the Shares (as defined herein) and the Purchased Assets (as defined herein), and that Buyer assume the Assumed Liabilities (as defined herein), upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
“Accounting Principles” means GAAP applied on a basis consistent with its application in the preparation of the Balance Sheets.
“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers of the Business and (b) any other account or note receivable Related to the Business, together with, in each case, the full benefit of any security interest of any member of the Seller Group therein.
“Acquired Benefit Plan” means each Business Benefit Plan identified on Section 4.20(c) of the Seller Disclosure Schedule as an Acquired Benefit Plan and sponsored, maintained or contributed to by an Acquired Company as of the Closing Date.
“Acquired Companies” means, collectively, Cibramed, Alphatec Pacific, Japan Ortho, Alphatec Medical, Scient’x Asia and Scient’x AUS.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Alphatec Medical” means Alphatec Medical Device (Shanghai) Co. Ltd., a company formed and existing pursuant to the laws of China.

“Alphatec Pacific” means Alphatec Pacific, Inc., a company formed and existing pursuant to the laws of Japan.
“Alphatec Spine” means Alphatec Spine GmbH, a company formed and existing pursuant to the laws of Germany.
“Alphatec Spine UK” means Alphatec Spine UK Ltd., a company formed and existing pursuant to the laws of the United Kingdom.
“Alphatec Spine US” means Alphatec Spine, Inc., a company formed and existing pursuant to the laws of the United States of America and the State of California.
“Ancillary Agreements” means the Supply Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Assignment and Assumption of Lease Agreements, the Credit Agreement, the Intercreditor Agreement, the Transition Services Agreement and the other agreements, instruments and documents delivered at the Closing.
“Asset Level Taxes” means those Taxes imposed with respect to the ownership of the Purchased Assets or the operation of the Business.
“Assumed Benefit Plan” means any Business Benefit Plan identified on Section 4.20(c) of the Seller Disclosure Schedule as an Assumed Benefit Plan (i) in which a Retained Company Transferred Employee participates or has any accrued benefits, or (ii) that Buyer or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement.
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Base Amount” means $80,000,000.
“Benefit Plan” means (a) any “employee benefit plan” (including but not limited to those as defined in ERISA Section 3(3)), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2) (whether or not such plan is subject to ERISA)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (whether or not such plan is subject to ERISA), (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37) (whether or not such plan is subject to ERISA)), and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1) (whether or not such plan is subject to ERISA)) or material fringe benefit plan or program, or (b) any stock purchase, stock option, profit sharing, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each such case, that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Seller Group or any ERISA Affiliate. For the avoidance of doubt, any employee benefit plan includes any defined benefit or defined contribution plan in the UK, France, Germany, Switzerland and Italy.
“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, Tax Returns of the Acquired Companies and Tax Returns reporting Asset Level Taxes, records and files, in each case Related to the Business, including books and records relating to Seller Intellectual Property and the employee and personnel records of the Retained Company Transferred Employees.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Business Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or required to be maintained or contributed to in any country or jurisdiction for the benefit of any Business Employee.
“Business Employee” means (i) any individual employed by any member of the Acquired Companies or (ii) any individual employed by any Retained Company who is primarily dedicated to the Business.
“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) in the case of any other business organization or entity, whether formed in the United States or pursuant to the laws of any other national or regional government, the ownership interests in such entity, the interests in such entity that confer on a Person the right to directly or indirectly control the business and affairs of such entity, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.
“Cash Amount” means the Initial Purchase Price less (x) the then-outstanding Debt Amount as of the Closing, (y) the MidCap Amount and (z) the then-outstanding TP Payables Amount as of the Closing.
“Charter Documents” means, with respect to any entity, the certificate of incorporation, the certificate of formation, the articles of incorporation, memorandum of association, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Cibramed” means Cibramed Produtos Medicos Ltda - EPP, a company formed and existing pursuant to the laws of Brazil.
“Claims” means any demand, investigation, claim, action, cause of action, choses in action, inquiry, penalty, audit, legal proceeding, charge or notice of violation asserted, initiated, pursued or issued, whether or not ultimately determined to be valid, by or in front of any Governmental Entity.
“Closing Working Capital” means the Working Capital Assets less the Working Capital Liabilities as of the close of business on the Business Day prior to the Closing Date.
“Closing Working Capital Adjustment” means the amount, as finally determined in accordance with Section 2.6 (which may be expressed as a negative number), equal to the Closing Working Capital, less the Target Closing Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any agreement, contract, license, lease, or commitment, written or oral, including any sales order or purchase order.
“Debt Amount” means all amounts of Indebtedness due by Seller to Deerfield as of the Closing under that certain Facility Agreement, dated as of March 17, 2014, as amended, including all principal, interest, fees, costs, expenses and penalties due thereunder.
“Deerfield” means, collectively, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations International Master Fund, L.P.

“Direct Inventory and Instruments” means the items set forth on Schedule 1.1.
“Distributor Inventory and Instruments” means the items set forth on Schedule 1.2.
“Employee Transfer Legislation” means European Council Directive 2001/23/EC of 12 March 2001 and all local legislation implementing the same (which in the UK means the Transfer of Undertakings (Protection of Employment) Regulations 2006) together with equivalent local legislation regarding the automatic transfer of employment in jurisdictions outside the European Union.
“Environmental Law” means any law or regulation of any Governmental Entity relating to the protection, restoration or impairment of the environment or exposure to Hazardous Substances or health and safety matters (including relating to workers, public health and safety), in each such case in force at the date of this Agreement.
“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.
“Equity Securities” means (a) shares of Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, rights of first refusal, preferential purchase rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Seller Group, as defined in Section 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Working Capital Adjustment” means the amount (which may be expressed as a negative number) equal to the Estimated Closing Working Capital, less the Target Closing Working Capital.
“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.12 (Acquired Company Capital Stock; Acquired Company Operations) and 4.28 (Brokers or Finders).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States, Australia, Brazil, China, European Union, France, Germany, Hong Kong, Italy, Netherlands, Singapore or United Kingdom federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Hazardous Substances” means any pollutant, contaminant, or hazardous or toxic substance, material or waste, including but not limited to petroleum, asbestos and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing, except, in the case of clauses (c), (d), and (e), to the extent such items are included in the Assumed Liabilities.
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Initial Purchase Price” means an amount equal to (a) the Base Amount, plus (b) the Estimated Closing Working Capital Adjustment.
“Instruments” means (a) the surgical instruments included in the Direct Inventory and Instruments and the Distributor Inventory and Instruments, and (b) the surgical instruments that are regularly included in kits of Products and are used in the implantation of Products, to the extent Related to the Business.
“Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
“Inventory” means (a) the inventory included in the Direct Inventory and Instruments and the Distributor Inventory and Instruments; and (b) all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (i) located on the Leased Real Property, (ii) in transit from suppliers of the Business, (iii) held for delivery by suppliers of the Business, or (iv) held on consignment by third parties.
“Japan Ortho” means Japan Ortho Medical, Inc., a company formed and existing pursuant to the laws of Japan.
“Knowledge” of Seller, “Seller’s Knowledge”, or any similar phrase means, with respect to any fact or matter, the actual knowledge of the persons listed on Schedule 1.3, after reasonable inquiry of such person’s direct reports.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, guidance notes, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, preferential purchase right, or other encumbrance in respect of such property or asset.
“Local Agreement” means any agreement that is reasonably necessary under any local Laws to properly convey, assign, transfer or vest title in Buyer or its Affiliates, to any of the Purchased Assets or to effect the assignment and assumption by Buyer of the Assumed Liabilities or to otherwise effect the transactions contemplated by this Agreement; provided, however, that no Local Agreement shall be deemed to alter, expand or restrict that allocation of rights and liabilities of Buyer and Seller under this Agreement, and if the provisions of any such Local Agreement are inconsistent with or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern.
“Material Adverse Effect” means any change, event, circumstance, state of facts, occurrence or effect that (a) is or would reasonably be expected to have a material and adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of (i) the Business, taken as a whole or (ii) Japan Ortho and Alphatec Pacific, taken as a whole, or (b) is or would reasonably be expected to be materially adverse to Seller’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements but, in each instance, shall exclude any change, event, circumstance, state of facts, occurrence or effect resulting or arising from: (i) any change in any Law, accounting standards or regulatory policy after the date hereof; (ii) any change in interest rates or general economic, legal, tax, political or regulatory conditions, (iii) entry into, announcement of, pendency of, or performance of this Agreement, (iv) any national or international political event or occurrence, including acts of war or terrorism (v) any action or failure to take any action that is consented to or requested by Buyer in writing, (vi) conditions (or changes therein) in any industry or industries in which the Seller Group or any member thereof operates and (vii) any failure by any member of the Seller Group to meet any internal or published projections, estimates, budgets, plans or forecasts; provided, however, that any change, event, circumstance, state of facts, occurrence or effect underlying or causing such failure may constitute a Material Adverse Effect, and provided further, that in the case of clauses (b) (i), (ii), (iv) and (vi), such change, event, circumstance, state of facts, occurrence or effect does not have a disproportionate effect on (A) the Business, taken as a whole, or (B) Japan Ortho and Alphatec Pacific, taken as a whole, as compared to other Persons engaged in the industries and locations in which the Business operates.
“MidCap” means MidCap Funding IV, LLC.
“MidCap Amount” means the amount of Indebtedness owed to MidCap to be paid down by Seller at the Closing, which in no event shall be less than $20,000,000.
“Milverton” means Milverton Ltd., a company formed and existing pursuant to the laws of Hong Kong.
“Order” means any award, injunction, judgment, decree, order, ruling, or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable, with respect to which the Seller Group maintains adequate reserves that are reflected on the Balance Sheets or which are being contested in good faith, (b) workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not materially impair the conduct of the Business or the present or proposed use of the affected property or which are being contested in good faith, (c) Liens that are immaterial in character, amount, and extent and which do not materially detract from the value or materially interfere with the present use of the properties they affect; provided, however that no such Lien on any Shares shall be a Permitted Lien at the Closing, and (d) those Liens set forth on Schedule 1.4.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Leased Real Property or any other real property currently or formerly owned, operated or leased by any member of the Seller Group Related to the Business at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.
“Post-Closing Tax Period” means any taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending before or on the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Products” means all medical devices and other spinal or surgical products designed, tested, manufactured, processed, handled, distributed, marketed, commercialized, or sold by the Business.
“Purchase Price Adjustment” means an amount (which may be expressed as a negative number) equal to the aggregate total of the Closing Working Capital Adjustment less the Estimated Closing Working Capital Adjustment.
“Related to the Business” means used, held for use or acquired or developed for use, in each case, exclusively in the Business or otherwise exclusively relating to, or exclusively arising out of, the operation or conduct of the Business.
“Related Party” with respect to any specified Person, means (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, or (iii) any immediate family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 25% of the outstanding voting interests of such specified Person.
“Retained Benefit Plan” means any Business Benefit Plan that is not an Acquired Benefit Plan or an Assumed Benefit Plan.
“Retained Companies” means each of the members of the Seller Group, other than the Acquired Companies.
“Scient’x Asia” means Scient’x Asia Pacific PTE. LTD., a company formed and existing pursuant to the laws of Singapore.
“Scient’x AUS” means Scient’x Australia PTY. LTD., a company formed and existing pursuant to the laws of Australia.
“Scient’x Italy” means Scient’x Italia S.R.L., a company formed and existing pursuant to the laws of Italy.
“Scient’x S.A.S.” means Scient’x S.A.S., a company formed and existing pursuant to the laws of France.
“Seller Group” means, collectively, Seller and its Subsidiaries.

“Shares” means all of the outstanding Capital Stock of each of the Acquired Companies.
“Special Representations” means the representations and warranties set forth in Sections 4.10 (Regulatory Matters), 4.15 (Intellectual Property), 4.20 (Employee Benefits), 4.21(c) (Labor and Employment Matters), and 4.25 (Certain Payments).
“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
“Surgiview” means Surgiview S.A.S., a company formed and existing pursuant to the laws of France.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Target Closing Working Capital” means $32,100,000 as calculated in accordance with Exhibit A.
“Tax” or “Taxes” means any United States, Australia, Brazil, China, European Union, France, Germany, Hong Kong, Italy, Netherlands, Singapore or United Kingdom federal, national, state, local, provincial, municipal or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of U.S. state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, inflation linkage differentials, additions to tax and additional amounts with respect thereto.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TP Payables Amount” means the amount of trade payables and long term debt owed by Alphatec Pacific to Alphatec Spine US, increased for any accrued but unpaid interest, as indicated on the Financial Statements and Interim Financial Statements relating to Alphatec Pacific and as adjusted to the Closing Date.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital Assets” means, without duplication, (i) the consolidated assets of the Acquired Companies (including Tax assets, but excluding deferred Tax assets) and (ii) the assets of the Retained Companies set forth on Annex I to Exhibit A hereto, in each case calculated in accordance with the Accounting Principles and the sample calculation attached hereto as Exhibit A.
“Working Capital Liabilities” means, without duplication, (i) the consolidated liabilities of the Acquired Companies (including Tax Liabilities (whether or not accrued or paid as a result of the transactions contemplated by this Agreement), other than deferred Tax Liabilities), excluding the current portion of the Debt Amount (to the extent such amount is satisfied on or prior to the Closing) and MidCap Amount and (ii) the liabilities of the Retained Companies set forth on Annex I to Exhibit A hereto, in each case calculated in accordance with the Accounting Principles and the sample calculation attached hereto as Exhibit A.
“$” means United States dollars.
1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	4.19(a)
Agreement	Preamble
Applicable Survival Period	10.1(d)
Arbitrator	2.6(c)(i)
Assigned Contracts	2.1(b)(iv)
Assignment and Assumption Agreements	3.2(d)
Assignment and Assumption of Lease Agreements	3.2(e)
Assumed Employment Contracts	7.2(g)
Assumed Liabilities	2.3
Automatic Transfer Employees	7.2(b)
Balance Sheets	4.4(a)(i)
Balance Sheet Date	4.4(a)(i)
Base Pay	7.2(a)
Bills of Sale	3.2(c)
Business	Recitals
Business Authorizations	4.11(a)
Buyer	Preamble
Buyer Closing Certificate	8.3(c)
Buyer Indemnitees	10.2(a)
Buyer’s Proposed Calculations	2.6(a)
Closing	3.1
Closing Date	3.1
Confidentiality Agreement	6.3
Consents	4.3(a)
Credit Agreement	3.2(a)
Deductible	10.2(b)
Diligent Efforts	7.9
Disputed Amounts	2.6(c)
DOJ	7.1(a)
Entry Claimant	7.2(m)
Estimated Closing Working Capital	2.5(a)
Environmental Permits	4.22(a)
European Assets	7.3(b)(i)
Excluded Assets	2.2

Excluded Contracts	2.2(b)
Excluded In-Bound Licenses	2.2(b)
Excluded Liabilities	2.4
Extra Territory Business	4.15(b)
Final Allocation	2.10(b)
Final Purchase Price	2.6(d)
Final Purchase Price Adjustment	2.6(d)
Financial Statements	4.4(a)
French Distribution Agreements	2.2(k)
FTC	7.1(a)
Full-Year Financial Statements	4.4(a)(i)
Health Care Laws	4.10(a)
Health Care Programs	4.10(b)
In-Bound Extra Territory Licenses	4.15(b)
In-Bound Licenses	4.15(b)
Initial Allocation	2.10(b)
Intercreditor Agreement	3.2(g)
Interim Balance Sheets	4.4(a)(iii)
Interim Balance Sheet Date	4.4(a)(iii)
Interim Financial Statements	4.4(a)(iii)
IT/CS Transfer	7.9
Lease	4.14(c)
Leased Real Property	4.14(b)
Liabilities	4.5
Losses	10.2(a)
Material Contract	4.17(b)
Noncompetition Period	6.8(a)
Notice of Objection	2.6(b)
Out-Bound Licenses	4.15(c)
Outside Date	9.1(a)(ii)(A)
Personal Property	4.13(a)
Policies	4.23(a)
Product License	2.9
Product Registrations	4.11(a)
Purchased Assets	2.1(b)
Recall	4.10(e)
Relevant Entities	4.8(a)
Representatives	6.3
Retained Company Business Employees	7.2(a)
Retained Company Transferred Employees	7.2(b)
Section 1060 Purchase Price	2.10(a)
Seller	Preamble
Seller Closing Certificate	8.2(c)

Seller Disclosure Schedule	Preamble Article IV
Seller Employees	7.2(e)
Seller Indemnitees	10.3(a)
Seller Intellectual Property	4.15(d)
Seller Owned Intellectual Property	4.15(a)
Seller Registered Items	4.15(e)
Selling Stockholder	4.12(a)
Submissions	4.10(d)
Supply Agreement	3.2(b)
Tax Claim	7.3(i)(i)
Terminated Affiliate Arrangements	6.11
Third-Party Claim	10.4(a)
Transferred Inventory and Instruments	4.6(e)
Transition Services Agreement	3.2(f)
VAT	7.3(b)
ARTICLE II

PURCHASE, SALE AND LICENSE
2.1    Purchase and Sale of the Business. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(a)    Seller shall sell, convey, transfer, assign and deliver and shall cause each other relevant member of the Seller Group to sell, convey, transfer, assign and deliver, to Buyer, or a Subsidiary of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing, and Buyer or such Subsidiary shall purchase from the Seller Group, all of Seller’s and each other member of the Seller Group’s right, title and interest in and to the Shares free and clear of all Liens; and
(b)    Immediately following the transactions contemplated by Section 2.1(a), Seller shall sell, assign, transfer, convey and deliver, and shall cause each other relevant member of the Retained Companies to sell, assign, transfer, convey and deliver, to Buyer, or a Subsidiary of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing, and Buyer or such Subsidiary shall purchase, acquire and accept from the Retained Companies, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller and each other member of the Retained Companies in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets include the following assets, properties and rights, in each case to the extent Related to the Business:
(i)    all Inventory and Instruments (in the case of the Direct Inventory and Instruments and the Distributor Inventory and Instruments, whether or not Related to the Business);
(ii)    all Equipment;
(iii)    all of the Seller Group’s interest in the Intellectual Property set forth on Schedule 2.1(b)(iii);

(iv)    the Contracts Related to the Business, including those entered into by any member of the Retained Companies between the date hereof and the Closing Date in compliance with the provisions of this Agreement, and the Contracts set forth on Schedule 2.1(b)(iv) and the Assumed Employment Contracts (collectively, the “Assigned Contracts”);
(v)    all Business Authorizations to the extent transferable under and consistent with applicable Law, other than Product Registrations;
(vi)    the Product Registrations set forth on Schedule 2.1(b)(vi);
(vii)    all Accounts Receivable of Alphatec Spine Italy and Alphatec Spine UK;
(viii)    all Books and Records;
(ix)    all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities;
(x)    all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;
(xi)    all prepaid expenses Related to the Business;
(xii)    all security deposits, earnest deposits and all other forms of deposit or security placed with or by any member of the Retained Companies for the performance of an Assigned Contract;
(xiii)    all assets related to the Assumed Benefit Plans;
(xiv)    to the extent not included elsewhere in Section 2.1(b), all Working Capital Assets;
(xv)    the Credit (as such term is defined in the Supply Agreement) for purposes of future purchases of Products (as such term is defined in the Supply Agreement); and
(xvi)    all goodwill of the Business as going concern;
provided, however, that Seller may retain an archival copy of all Assigned Contracts, Product Registrations and Books and Records and other documents or materials conveyed hereunder (subject to Seller’s confidentiality obligations pursuant to Section 6.4 hereof).
2.2    Excluded Assets. The Purchased Assets do not include, and neither Seller nor any other member of the Retained Companies is selling, assigning, transferring, conveying or delivering, and neither Buyer nor any Subsidiary of Buyer is purchasing, acquiring or accepting from Seller or any other member of the Retained Companies, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):
(a)    subject to Section 2.1(b)(xii) and (xiv) of this Agreement, all cash and cash equivalents of the Seller Group;
(b)    all Contracts (the “Excluded Contracts”) that are not Assigned Contracts, and all contracts set forth on Schedule 2.2(b), including without limitation the In-Bound Extra Territory Licenses and the In-Bound Licenses (collectively, the “Excluded In-Bound Licenses”);

(c)    the corporate seals, Charter Documents, minute books, stock books, Tax Returns other than Tax Returns of the Acquired Companies and Tax Returns reporting Asset Level Taxes, books of account or other records having to do with the corporate organization of any of the members of the Seller Group that are not also an Acquired Company;
(d)    all Policies and, subject to Section 2.1(b)(x) hereof, all rights and benefits thereunder;
(e)    the assets, properties and rights specifically set forth on Schedule 2.2(e);
(f)    the shares of Capital Stock of any of the members of the Seller Group that are not also an Acquired Company;
(g)    all Accounts Receivable, other than the Accounts Receivable of Alphatec Spine Italy and Alphatec Spine UK;
(h)    all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets or the Excluded Liabilities;
(i)    all assets related to the Retained Benefit Plans;
(j)    all of the Seller Group’s interest in Intellectual Property except for the items set forth on Schedule 2.1(b)(iii);
(k)    all assets of Scient’x S.A.S. and Surgiview, except for distribution agreements set forth on Schedule 2.2(k) (the “French Distribution Agreements”); and
(l)    the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Agreements.
2.3    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer, or a Subsidiary of Buyer designated by Buyer in writing to Seller not less than three Business Days prior to the Closing, shall assume effective as of the Closing, and from and after the Closing Buyer or such Subsidiary shall pay, discharge or perform when due, as appropriate, only the following Liabilities (the “Assumed Liabilities”):
(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any member of the Seller Group on or prior to the Closing;
(b)    all accounts payable to trade creditors and accrued expenses of the Business created in the ordinary course of business consistent with past practice;
(c)    all Liabilities related to the Retained Company Transferred Employees that are assumed by Buyer pursuant to Section 7.2 and as required by applicable Law;
(d)    all Liabilities under the Assumed Benefit Plans and the Assumed Employment Contracts, solely to the extent such Liabilities relate to the Retained Company Transferred Employees, or are assumed by Buyer pursuant to Section 7.2;
(e)    the TP Payables Amount;

(f)    all Taxes that are the responsibility of Buyer and its Affiliates pursuant to Section 7.3(b)(ii); and
(g)    to the extent not included elsewhere in Section 2.3, all Working Capital Liabilities.
2.4    Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Retained Companies (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Retained Companies shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Retained Companies:
(a)    all Liabilities for Taxes that are not Assumed Liabilities, including, but not limited to, (i) all Taxes of any Retained Company or any Affiliate thereof (including for the avoidance of doubt, Taxes imposed or borne under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local, or foreign Law), as a transferee or successor, by contract or otherwise), (ii) all Taxes and other amounts that are the responsibility of Seller pursuant to Section 7.3(a), (iii) all Taxes that are the responsibility of Seller and its Affiliates pursuant to Section 7.3(c)(i), (iv) all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Company that is not part of the Purchased Assets, and (v) any amount in respect of claims asserted against Buyer or its Affiliates, the Business or the Purchased Assets by reason of failure to comply with any withholding or similar Tax Laws or any bulk sales, bulk transfer or similar Laws;
(b)    all Liabilities in respect of the Excluded Contracts and other Excluded Assets;
(c)    all product Liability and similar claims for damages or injury to person or property, or claims of infringement of Intellectual Property Rights, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by any member of the Seller Group, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date;
(d)    all warranty claims to the extent reserves for such claims are not accrued expenses of the Business created in the ordinary course of business consistent with past practice as of the Closing;
(e)    all Pre-Closing Environmental Liabilities;
(f)    all Indebtedness of the Business;
(g)    all Liabilities under the Retained Benefit Plans, except as determined otherwise under applicable Law or as provided under Section 7.2;
(h)    all Liabilities in connection with the Seller Employees, except as determined otherwise under applicable Law or as provided under Section 7.2;
(i)    any trade accounts payable of the Seller Group which constitute intercompany payables owing to other members of the Seller Group;
(j)    all Liabilities arising out of or incurred in connection with violations of or investigations regarding violations of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other applicable Law of similar effect in any jurisdiction in the ownership or operation of the Business, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(k)    all Liabilities arising out of or incurred in connection with violations of or investigations regarding violations of any Health Care Laws or any Law pertaining to any Health Care Program;
(l)    all Liabilities in respect of Assigned Contracts not assumed pursuant to Section 2.3(a);
(m)    all Liabilities of Scient’x S.A.S. and Surgiview, except for Liabilities in connection with the French Distribution Agreements, but only to the extent that such Liabilities in connection with the French Distribution Agreements were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any member of the Seller Group on or prior to the Closing; and
(n)    except as otherwise provided in this Agreement, all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts.
2.5    Purchase Price; Delivery of Funds.
(a)    At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Business prepared in accordance with GAAP and consistent with the policies and practices of Seller in the preparation of the Balance Sheets to the extent consistent with GAAP and a statement setting forth Seller’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall quantify in reasonable detail the estimates of the items constituting Estimated Closing Working Capital to the extent practicable, in accordance with the terms of this Agreement, the Accounting Principles and Exhibit A. Exhibit A contains a sample calculation of Estimated Closing Working Capital, assuming a Closing Date of May 31, 2016.
(b)    At the Closing, Buyer shall make the following payments:
(i)    to Seller, in consideration for the sale and transfer by Seller and the Seller Group of the Shares and the Purchased Assets, the Cash Amount, such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer at least two Business Days prior to the Closing;
(ii)    to Deerfield, on behalf of the Seller Group, all amounts necessary to discharge fully the then-outstanding balance of the Debt Amount by wire transfer of immediately available funds in accordance with payoff instructions sent by Seller in writing to Buyer at least two Business Days prior to the Closing; and
(iii)    to MidCap, on behalf of the Seller Group, the MidCap Amount, by wire transfer of immediately available funds in accordance with payoff instructions sent by Seller in writing to Buyer at least two Business Days prior to the Closing.
(c)    Repayment of TP Payables Amount. As soon as practicable after the Closing, and in no event later than three Business Days after the Closing Date, Buyer shall put Alphatec Pacific in sufficient funds and cause Alphatec Pacific to repay in cash the TP Payables Amount to Alphatec Spine.
2.6    Post-Closing Adjustment.
(a)    Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Business prepared in accordance with GAAP and consistent with the policies and practices of Seller in the preparation of the Balance Sheets to the extent consistent with GAAP and a statement setting forth Buyer’s good faith calculations (“Buyer’s Proposed Calculations”) of the Closing Working Capital, the Closing Working Capital Adjustment, and the Purchase Price Adjustment based on such amounts.
(b)    If Seller does not object to the Buyer’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Buyer within 30 days after Seller’s receipt of Buyer’s Proposed Calculations, the calculation of the Closing Working Capital Adjustment and the Purchase Price Adjustment pursuant to Buyer’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.6(b) shall set forth in reasonable detail Seller’s alternative calculations of the Closing Working Capital, the Closing Working Capital Adjustment, and the Purchase Price Adjustment, in each case calculated based on such amounts.
(c)    If Seller delivers a Notice of Objection to Buyer within the 30-day period referred to in Section 2.6(b), then any element of Buyer’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.6(c):
(i)    Seller and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten Business Days (or such longer period as may be agreed by Seller and Buyer) after the date of receipt by Buyer of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to PricewaterhouseCoopers LLP (the “Arbitrator”).
(ii)    Seller and Buyer shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.6(c) along with a statement of reasons therefor within 30 days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.
(iii)    The Purchase Price Adjustment shall be calculated based on (A) each element of Buyer’s Proposed Calculations that is not in dispute and (B) the final determination of the Arbitrator with respect to the Disputed Amounts, and the Purchase Price Adjustment, as so calculated, shall be deemed to be final and binding.
(iv)    If Seller and Buyer submit any Disputed Amounts to the Arbitrator for resolution, Seller and Buyer shall each pay their own costs and expenses incurred under this Section 2.6(c). Seller shall be responsible for that fraction of the fees and costs of the Arbitrator where (x) the numerator is the absolute value of the difference between Seller’s position with respect to the Purchase Price Adjustment and the Purchase Price Adjustment as calculated based on the Arbitrator’s final determination with respect to the Disputed Amounts and (y) the denominator is the absolute value of the difference between Seller’s position with respect to the Purchase Price Adjustment and Buyer’s position with respect to the Purchase Price Adjustment, and Buyer shall be responsible for the remainder of such fees and costs.
(v)    The Arbitrator shall act as an arbitrator to determine, based on the provisions of this Section 2.6(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.6(a). The Arbitrator shall base its determination solely on (A) the written submissions of the parties and shall not conduct an independent investigation and (B) the extent (if any) to which the Closing Working Capital Adjustment and the Purchase Price Adjustment require adjustment (only with respect to the remaining disagreements submitted to the Arbitrator) in order to be determined in accordance with this Agreement, the Accounting Principles and Exhibit A and, with respect to each Disputed Amount, the Arbitrator’s determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Buyer’s calculation of the Purchase Price Adjustment pursuant to Section 2.6(a) or in the Seller’s Notice of Objection pursuant to Section 2.6(b).
(d)    The term “Final Purchase Price Adjustment” means the final and binding Purchase Price Adjustment calculated pursuant to Section 2.6(b) or 2.6(c), as the case may be. The term “Final Purchase Price” means the Initial Purchase Price, plus the Final Purchase Price Adjustment, if such amount is a positive number, or minus the absolute value of the Final Purchase Price Adjustment, if such amount is a negative number. The Final Purchase Price Adjustment shall be treated as an adjustment to the purchase price for federal, state, territory, local and foreign income Tax purposes, unless otherwise required by applicable Law.
(i)    If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay to Seller for the account of Seller the difference between the Final Purchase Price and the Initial Purchase Price within three Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer promptly after the final determination of the Final Purchase Price.
(ii)    If the Final Purchase Price is less than the Initial Purchase Price, then Seller shall pay to Buyer for the account of Buyer the difference between the Initial Purchase Price and the Final Purchase Price within three Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Buyer in writing to Seller promptly after the determination of the Final Purchase Price.
2.7    Consents.
(a)    From and after the date hereof through the date that is two years following the Closing, the parties hereto shall have a continuing obligation to use their commercially reasonable efforts to cooperate with each other and to obtain promptly all authorizations, approvals, consents, negative clearances or waivers of third parties or Governmental Entities as may be required to effect the transactions contemplated by this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Purchased Asset is prohibited by any applicable Law or would require any third party or any Governmental Entity’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery of such Purchased Asset. If the sale, conveyance, transfer, assignment or delivery by any member of the Seller Group of, or any assumption by Buyer or any Subsidiary of Buyer of, any interest in, or liability under, any Purchased Asset requires the consent of any third party or Governmental Entity, then such sale, conveyance, transfer, assignment or delivery shall be subject to such consent being obtained. Seller shall, and shall cause its Affiliates to, use reasonable efforts to cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller or its Affiliates in the benefits under such Purchased Asset. For a period of two years following the Closing, the obligations of the parties hereto to use their reasonable efforts to seek any authorizations, approvals, consents, negative clearances or waivers as set forth in Section 2.7(a) shall continue, and, upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset to Buyer hereunder.
2.8    Withholding. Buyer or any of its Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement or the Ancillary Agreements to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of U.S. state, local or foreign Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made. Notwithstanding any provision in this Agreement to the contrary, Buyer and its Affiliates shall have no obligation hereunder to indemnify Seller or its Affiliates in respect of, or otherwise directly or indirectly bear (for example, by a gross-up of the purchase price), any Taxes described in this Section 2.8.
2.9    License. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a non-exclusive, perpetual, irrevocable, sublicenseable, royalty-free license under: (i) the Seller Owned Intellectual Property; (ii) Intellectual Property that is owned by any member of the Seller Group and is used in or arises out of the conduct of the Extra Territory Business; (iii) the Business Authorizations; (iv) the Product Registrations; and (v) the Excluded In-Bound Licenses (prior to the effective date of assignment of such Excluded In-Bound Licenses, if any, by Seller to Buyer pursuant to Section 6.10), solely to the extent necessary to make, have made, use, sell, offer to sell, and import and otherwise exploit those Products pursuant to the conduct of the Business (the “Product License”). Seller does not grant to Buyer any rights or licenses whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement. The foregoing Product License shall survive the transfer of any of the Intellectual Property Rights, Business Authorizations and Product Registrations that are the subject thereof, and each transferee or successor-in-interest to such Intellectual Property Rights, Business Authorizations or Product Registrations shall continue to be bound by the terms of the Product License. With respect to the In-Bound Licenses and In-Bound Extra Territory Licenses, Seller shall (i) fulfill all of its material obligations, including its payment obligations, under each such agreement, (ii) not terminate, waive, amend or take any action or omit to take any action that could adversely affects, or would reasonably be expected to adversely affect, the license granted to Buyer under this Section 2.9, and (iii) shall promptly notify Buyer of any default under or termination of, any such agreement. Seller shall maintain the Business Authorizations and Product Registrations that are necessary for Buyer to enjoy the benefits of the Product License in the conduct of the Business so long as Buyer continues to sell Products with respect to the Product Registrations.
2.10    Allocation of the Final Purchase Price.
(a)    The Final Purchase Price (including for purposes of this Section 2.10 the amount of the Assumed Liabilities and all other costs properly capitalized as part of the purchase price for U.S. federal income Tax purposes and referred to herein as the “Section 1060 Purchase Price”), shall be initially allocated as between each holding of Shares in each of the Acquired Companies other than Cibramed, each “applicable asset acquisition” within the meaning of Code section 1060(c) comprising the Purchased Assets (treating the shares of Cibramed, a disregarded entity for U.S. tax purposes, as an applicable asset acquisition for purposes of this Section 2.10), the Product License, and any other item whose purchase consideration is included in the Section 1060 Purchase Price, pursuant to the U.S. Treasury Regulations promulgated under Code sections 338(b)(5) and 1060, as applicable. Thereafter, the portion of the Section 1060 Purchase Price allocated to each applicable asset acquisition shall be further allocated as between each class of assets within each such applicable asset acquisition pursuant to the U.S. Treasury Regulations promulgated under Code sections 338(b)(5) and 1060, as applicable.
(b)    The allocations described in Section 2.10(a) (collectively, the “Initial Allocation”) shall be prepared by Buyer and delivered to Seller for its review and comment within 90 days after the date on which the Final Purchase Price becomes final and binding. Buyer shall consider any reasonable comments made by Seller within 20 days after the delivery of the Initial Allocation to Seller. The term “Final Allocation” refers to the Initial Allocation as altered as per the procedures of this Section 2.10(b). Any subsequent adjustments to the Section 1060 Purchase Price shall be reflected in amendments made by Buyer to the Final Allocation, which Buyer shall deliver to Seller.
(c)    The Final Allocation shall become part of this Agreement for all purposes. Seller and Buyer shall file all Tax Returns (including IRS Form 8594) consistently with the Final Allocation.

Neither Seller nor Buyer shall take any Tax position inconsistent with the Final Allocation, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar concept under U.S. state, local or foreign Law). If the Final Purchase Price as described in Section 2.6(d) is subsequently adjusted pursuant to this Agreement, the parties shall amend their IRS Forms 8594 in accordance with the amended Final Allocation delivered by Buyer to Seller pursuant to Section 2.10(b).
ARTICLE III

CLOSING
3.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, at 10:00 a.m. Eastern Time on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing, but subject to such satisfaction), unless another time, date and/or place is agreed to in writing by the parties, provided, that, if all such conditions to Closing have been satisfied (other than those conditions that by their nature will be satisfied at the Closing, but subject to such satisfaction) and the condition specified in Section 8.2(h) has been deemed automatically waived pursuant to its terms, the Closing shall occur on October 17, 2016. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
3.2    Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:
(a)    the Credit, Security and Guaranty Agreement in the form of Exhibit B hereto (the “Credit Agreement”) duly executed by each member of the Seller Group;
(b)    the Product Manufacture and Supply Agreement in the form of Exhibit C hereto (the “Supply Agreement”) duly executed by each relevant member of the Seller Group;
(c)    bills of sale or similar Local Agreements duly evidencing the conveyance of the Purchased Assets in accordance herewith (the “Bills of Sale”) duly executed by each relevant member of the Seller Group, containing terms reasonably satisfactory to the parties thereto;
(d)    assignment and assumption agreements or similar Local Agreements duly evidencing the assignment of the Purchased Assets to Buyer and the assignment and assumption by Buyer of the Assumed Liabilities in accordance herewith (the “Assignment and Assumption Agreements”) duly executed by each relevant member of the Seller Group, containing terms reasonably satisfactory to the parties thereto;
(e)    assignment and assumption of lease agreements or similar Local Agreements duly evidencing the assignment of any leases to Buyer and the assignment and assumption by Buyer of such leases in accordance herewith (the “Assignment and Assumption of Lease Agreements”) duly executed by each relevant member of the Seller Group, containing terms reasonably satisfactory to the parties thereto;
(f)    the Transition Services Agreement containing terms reasonably satisfactory to the parties thereto (the “Transition Services Agreement”) duly executed by each relevant member of the Seller Group;
(g)    the Intercreditor Agreement in the form of Exhibit D hereto (the “Intercreditor Agreement”) duly executed by Seller and MidCap;

(h)    stock certificates (or similar evidence) representing all of the Shares, with, if required, blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;
(i)    the Seller Closing Certificate;
(j)    a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller, an appropriate IRS Form W-9 or W-8 executed by each member of the Seller Group that is selling Purchased Assets to Buyer and its Affiliates pursuant hereto, and any other Tax certifications or documents requested by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement and the Ancillary Agreements;
(k)    a payoff letter duly executed by Deerfield, in form and substance reasonably acceptable to Buyer, in which Deerfield shall agree that upon payment of the Debt Amount as specified in such payoff letter (A) all outstanding obligations of each member of the Seller Group arising under or related to the Debt Amount shall have been repaid, discharged and extinguished in full, (B) all Liens in connection therewith shall have been released, (C) Deerfield shall take all actions reasonably requested by Seller to evidence and record such discharge and release as promptly as practicable, and (D) Deerfield shall return to Seller all instruments evidencing the Debt Amount (including all notes) and all collateral securing the Debt Amount;
(l)    UCC-3 termination statements or other documents evidencing the proper termination of Liens in favor of Deerfield on the Purchased Assets in connection with the payoff of the Debt Amount;
(m)    UCC-3 termination statements or other documents evidencing the proper termination of Liens in favor of MidCap on the Purchased Assets in connection with the Closing;
(n)    a good standing certificate or its equivalent dated no earlier than three Business Days prior to the Closing from the jurisdiction of incorporation or formation (to the extent such concept is legally recognized under the laws of the jurisdiction of its incorporation or formation) for each Acquired Company;
(o)    a certificate of the Secretary or an authorized member of the Board of Directors of each member of the Seller Group dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of such member of the Seller Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (B) to the incumbency and specimen signature of each officer or an authorized member of the Board of Directors of such member of the Seller Group executing this Agreement and/or the Ancillary Agreements, and a certification by another officer or an authorized member of the Board of Directors of such member of the Seller Group as to the incumbency and signature of the Secretary or an authorized member of the Board of Directors of such member of the Seller Group; and (C) that attached thereto are true and complete copies of the Charter Documents of such member of the Seller Group;
(p)    the Consent of the counterparty to each Contract forth in Schedule 3.2(p) and evidence of each such Consent in form and substance satisfactory to Buyer; and
(q)    all other documents and certificates reasonably requested by Buyer to further evidence the transactions contemplated hereby.
3.3    Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:
(a)    the Cash Amount, in accordance with Section 2.5(b);

(b)    the Credit Agreement duly executed by Buyer or its designee;
(c)    the Supply Agreement duly executed by Buyer or its designee;
(d)    the Bills of Sale duly executed by Buyer or its designee;
(e)    the Assignment and Assumption Agreements duly executed by Buyer or its designee;
(f)    the Assignment and Assumption of Lease Agreements duly executed by Buyer or its designee;
(g)    the Transition Services Agreement duly executed by Buyer or its designee;
(h)    the Intercreditor Agreement duly executed by Buyer or its designee;
(i)    the Buyer Closing Certificate;
(j)    evidence reasonably satisfactory to the Seller that the Buyer is registered for value added tax in the United Kingdom and Italy; and
(k)    all other documents and certificates reasonably requested by Seller to further evidence the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule, and each other representation or warranty to which the applicability of such disclosure is apparent on its face.
4.1    Organization and Good Standing. Each member of the Seller Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its incorporation or formation) under the Laws of the jurisdiction of its incorporation or formation, has all requisite power (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. No member of the Seller Group is in default under its Charter Documents.
4.2    Authority and Enforceability.
(a)    Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This

Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(b)    Each member of the Seller Group has the requisite power (corporate or otherwise) and authority to enter into each Ancillary Agreement to which it is, or is expected to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Seller Group of each Ancillary Agreement to which it is, or is expected to be, a party and the consummation of the transactions contemplated thereby have been or will be prior to Closing duly authorized by all necessary corporate, limited liability company or other action on the part of each such member of the Seller Group. The Ancillary Agreements will, when executed by all of the parties thereto, constitute the valid and binding obligation of each member of the Seller Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to the Shares, free and clear of all Liens, and to all the Purchased Assets, free and clear of all Liens other than Permitted Liens.
4.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Seller do not, and the execution and delivery of each Ancillary Agreement to which each member of the Seller Group is or will be a party, the performance by Seller and each member of the Seller Group of its obligations hereunder and thereunder and the consummation by Seller and each member of the Seller Group of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any member of the Seller Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which any member of the Seller Group is a party, (B) of which any member of the Seller Group is a beneficiary or (C) by which any member of the Seller Group or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any member of the Seller Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the assets owned or used by any member of the Seller Group, other than, in the case of clauses (ii), (iii) and (iv), for any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.3(a) of the Seller Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Material Contract to which any member of the Seller Group is a party (collectively, “Consents”) in order (x) in the case of Material Contracts that are not Assigned Contracts, to preserve all rights and benefits of the Seller Group thereunder and (y) in the case of Material Contracts that are Assigned Contracts, to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of the Seller Group thereunder without any impairment or alteration whatsoever
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to any member of the Seller Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Consents, registrations, declarations, filings and notices as may be required under the HSR Act and the Other Antitrust Laws.

4.4    Financial Statements.
(a)    The Seller Disclosure Schedule contains true and complete copies of the following financial statements (the “Financial Statements”):
(i)    balance sheets (the “Balance Sheets”) and statements of operations as of December 31, 2015 (the “Balance Sheet Date”) for each of the Acquired Companies and the Retained Companies (the “Full-Year Financial Statements”);
(ii)    balance sheets and statements of operations as of March 31, 2016 for each of the Acquired Companies and the Retained Companies; and
(iii)    balance sheets (the “Interim Balance Sheets”) and statements of operations as of May 31, 2016 (the “Interim Balance Sheet Date”) for each of the Acquired Companies and the Retained Companies (the “Interim Financial Statements”).
(b)    The Financial Statements are true, complete and correct in all material respects and have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Full-Year Financial Statements). The Financial Statements are based on the books and records of the Seller Group, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Seller maintains with respect to the Business a standard system of accounting and internal controls over financial reporting sufficient to produce financial statements that are in accordance with GAAP and adequate to ensure (i) that books, records and accounts accurately and fairly reflect in all material respects, in reasonable detail, the transactions and dispositions of the Business’s assets, (ii) that the integrity of the Business’s financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations.
4.5    No Undisclosed Liabilities. The Business has no liabilities, obligations or commitments that would be required by GAAP to be reflected on a consolidated balance sheet of the Business of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheets as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Interim Balance Sheet Date or (c) those which are not, individually or in the aggregate, material in amount.
4.6    Inventory and Instruments.
(a)    Each item of Inventory is (i) free of any material defect or other material deficiency, (ii) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and (iii) properly stated on the Interim Balance Sheets (to the extent existing on the date thereof) and on the books and records of the Business at the lesser of cost or fair market value. As of the Interim Balance Sheet Date, there are no additional reserves with respect to Inventory required by GAAP to be reflected in the Interim Balance Sheets that are not so reflected. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Business. All of such Inventory is located at the facilities of the Seller Group and no Inventory is held on a consignment basis, other than in Italy and Japan in the ordinary course of Business consistent with past practice.
(b)    To the extent the Inventory contains raw materials and work-in-process, such raw materials and work-in process (i) are of good manufacturing quality, (ii) have been manufactured, handled,

maintained, packaged and stored at all times in accordance with specifications, in compliance with applicable Law, and in compliance with all requirements of relevant Governmental Entities.
(c)    Since the Interim Balance Sheet Date, Seller has continued to replenish Inventory in a normal and customary manner consistent with past practice. No member of the Seller Group has received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its Products. Seller is not under obligation with respect to the return of any item of Inventory in the possession of wholesalers, distributors, retailers or other customers, in excess of $10,000 in any individual instance.
(d)    Since the Interim Balance Sheet Date, Seller has continued to replenish Instruments in a normal and customary manner consistent with past practice. No member of the Seller Group has received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its Instruments. All Instruments are structurally sound in all material respects, are in good operating condition and repair (subject to normal wear and tear given the use and age of such Instruments), are usable in the ordinary course of the Business and conform to all Laws and Authorizations relating to their construction, use and operation.
(e)    Section 4.6(e) of the Seller Disclosure Schedule sets forth all Inventory and Instruments Related to the Business held in the United States (the “Transferred Inventory and Instruments”) as of the date of this Agreement.
4.7    Accounts Receivable. The Accounts Receivable of the Business as set forth on the Interim Balance Sheets or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set‑offs or counterclaims, and (c) collectible within the time frames set forth under the terms of the applicable customer invoice at the full recorded amount thereof less the recorded allowance for collection losses on the Interim Balance Sheets or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Business. The allowance for collection losses on the Interim Balance Sheets and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP consistent with past practice.
4.8    Taxes.
(a)    All income, value added, and goods and services, Tax Returns and all other material Tax Returns required to have been filed by or with respect to each member of the Acquired Companies, Scient'x Italy and Alphatec Spine UK (collectively, the “Relevant Entities”) and the Purchased Assets have been filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return has properly and completely disclosed all Taxes required to be paid for the period(s) covered thereby. All Taxes owed by any member of the Relevant Entities or otherwise owed with respect to the Purchased Assets (whether or not shown on any Tax Return) have been paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each member of the Relevant Entities has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes, being current Taxes not yet due and payable.
(b)    There is no action or audit now proposed or, to Seller’s Knowledge, threatened in writing, or pending against or with respect to, any member of the Relevant Entities or the Purchased Assets in respect of any Taxes. No member of the Relevant Entities is the beneficiary of any extension of time within which to file any Tax Return, nor has any such member made (or had made on its behalf) any requests for such extensions. No written claim has ever been made by a Governmental Entity in a jurisdiction where any member of the Relevant Entities does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns there. There are no Liens on any of the stock or assets of any member of the Relevant Entities or the Purchased Assets with respect to Taxes (other than Taxes not yet due and payable).
(c)    Each member of the Relevant Entities has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(d)    No issues have been raised in writing in any examination relating to Taxes with respect to any member of the Relevant Entities, which could reasonably be expected to result in Liability for Taxes for any member of the Relevant Entities or the Purchased Assets. Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of the Relevant Entities since December 31, 2011. No member of the Relevant Entities has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
(e)    No member of the Relevant Entities has ever filed or been included in a combined, consolidated, or unitary Tax Return (other than a combined, consolidated, or unitary Tax Return of which Seller was the common parent). No member of the Relevant Entities is a party to or bound by any Tax sharing or allocation agreement. No member of the Relevant Entities is currently liable, or has any potential liability, for the Taxes of another Person (i) by reason of having joined in a combined, consolidated or unitary Tax Return, (ii) as transferee, successor or otherwise, or (iii) pursuant to a contract that deals primarily with Taxes.
(f)    No member of the Relevant Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) the application of Section 481 or Section 263A of the Code (or corresponding provisions of U.S. state or foreign Tax Laws) to transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or foreign income Tax Law), executed on or prior to the Closing, (iii) any installment sale or open transaction made on or prior to the Closing, or (iv) any prepaid amount received on or prior to the Closing.
(g)    No member of the Relevant Entities holds property that is considered “US property” within the meaning of Section 956 of the Code. For the period beginning on the first day of a Straddle Period and ending at the end of the day on the Closing, no member of the Relevant Entities has any item that could constitute Subpart F income within the meaning of Section 952 of the Code.
(h)    No member of the Relevant Entities has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization, as determined pursuant to applicable Law and any applicable Tax treaty or convention.
(i)    No member of the Relevant Entities has made any requests for rulings or determinations, with respect to any Tax, that are (i) currently pending before a Governmental Entity, (ii) currently in effect or (iii) would be materially adversely effected by the transactions contemplated hereby. No member of the Relevant Entities is the beneficiary of or obligor under, or has applied to receive or anticipates that it will prior to the Closing receive, any (x) grants, subsidies and other similar funds from any Governmental Entity or (y) Tax exemptions, reductions, incentives and concessions.

(j)    There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s Knowledge, threatened in writing against or with respect to Seller or its Affiliates in respect of any Tax, the non-payment of which would result in a Lien on any of the Purchased Assets.
(k)    No member of the Relevant Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (or any corresponding or similar provision of U.S. state, local or foreign Tax Law).
(l)    Each member of the Relevant Entities has been at all times classified as an association within the meaning of Treasury Regulation Section 301.7701-3 and has not made an election to be treated as a partnership or disregarded entity within the meaning of Treasury Regulations Sections 301.7701-2 and -3.
(m)    No member of the Relevant Entities has filed any disclosures under Section 6662 of the Code or comparable provisions of U.S. state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. No member of the Seller Group has consummated, has participated in, or is currently participating in any transaction that was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or comparable provisions of U.S. state, local or foreign Law.
(n)    All contracts entered into by the members of the Seller Group with any members of the Relevant Entities which involved annual payments of $50,000 or more in the year ended December 31, 2015 have been entered into on an arms’ length basis and the consideration (if any) charged or received or paid by the counterparties with.
4.9    Compliance with Law.
(a)    Since January 1, 2011, each member of the Seller Group has conducted, and is conducting, the Business in material compliance with all applicable Laws.
(b)    No member of the Seller Group has received written notice regarding any material violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law.
4.10    Regulatory Matters.
(a)    Each member of the Seller Group is, and at all times since January 1, 2011 has been, in material compliance with all relevant and applicable medical device and health care Laws with respect to the Business, the Products, and the Purchased Assets, including, without limitation all Laws related to (i) the design, testing, clinical investigation, manufacturing, processing, handling, assembly, packaging, labeling, distribution, marketing, commercialization, import/export, and sale of medical devices, (ii) marketing authorization, approval, licensure, and certification requirements, (iii) medical device vigilance, (iv) sunshine reporting requirements, or (v) healthcare fraud and abuse and anti-kickback statutes, and (vi) medical device pricing, coverage, and reimbursement (collectively, “Health Care Laws”). Except for the matters listed in Section 4.10 of the Seller Disclosure Schedule, no member of the Seller Group has since January 1, 2011 been subject to any adverse inspectional finding, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, or other compliance or enforcement notice, communication, or correspondence from any Governmental Entity of potential or actual non-compliance by, or liability of, any member of the Seller Group under any Health Care Laws with respect to the Business, the Products, or the Purchased Assets, and there is no lawsuit, action, other proceeding, or claim pending, received, or, to Seller’s Knowledge, threatened against any member of the Seller Group alleging a violation of any Health Care Law with respect to the Business, the Products, or the Purchased Assets.

(b)    (i) There is no lawsuit, investigation, action, other proceeding or claim pending, received or, to Seller’s Knowledge, threatened against any member of the Seller Group alleging a violation of any Law pertaining to any governmental health care program or third party payment program (collectively, “Health Care Programs”) or which could result in the imposition of penalties against or the exclusion of Seller or a member of the Seller Group from participation in any Health Care Program, and (ii) to Seller’s Knowledge, none of any member of the Seller Group or any of its respective officers, directors, employees or agents has engaged in any activity Related to the Business which is reasonably likely to be cause for civil penalties or mandatory or permissive exclusion from any Health Care Program.
(c)    No member of the Seller Group is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.
(d)    All applications, notifications, filings, reports, and submissions to any Governmental Entity relating to the Business, the Products, or the Purchase Assets, including, without limitation, any supplements or amendments thereto (collectively, “Submissions”), when submitted to such Governmental Entity were true, complete and correct as of the date of submission in all material respects and any necessary or required updates, changes, corrections, amendments, or modifications to such Submissions have been timely submitted to such Governmental Entity. To Seller’s Knowledge, neither any member of the Seller Group, nor any of their respective officers or employees, has (i) made an untrue statement of material fact or fraudulent statement to any Governmental Entity, or in any records or documentation prepared or maintained to comply with the applicable Laws, (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity, (iii) or has ever been investigated by any Governmental Entity for data or healthcare program fraud. Neither the Seller nor any of its officers, directors and employees have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of any Governmental Entity.
(e)    None of the Products have been subject to a recall, removal, market withdrawal, safety alert, “dear doctor” letter, investigator notice, or other field action (collectively, a “Recall”), whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, nor is any Product Recall currently under consideration by any member of the Seller Group or, to the Knowledge of Seller, any Governmental Entity. Since January 1, 2013 no member of the Seller Group has been restrained in its ability to manufacture, process, test, investigate, distribute, supply import, export, market or sell any Products in a manner that would be material to the Business. To Seller’s Knowledge, there have been no material product complaints with respect to the Products, and to Seller’s Knowledge, there are no facts that would be reasonably likely to result in (i) a Product Recall, (ii) a change in the marketing classification or a material change in labeling of any Product; or (iii) a termination or suspension of the manufacturing, marketing, testing, clinical investigation, distribution, or sale of any of Product.
(f)    Neither any member of the Seller Group nor, to Seller’s Knowledge, any of their respective officers or employees, has been convicted of any crime that could result in a material debarment or exclusion under any Health Care Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against any member of the Seller Group or, to Seller’s Knowledge, any of their respective officers or employees.
4.11    Business Authorizations.
(a)    (i) Each member of the Seller Group owns, holds or lawfully uses in the operation of the Business, all Authorizations which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the assets owned or used by such member of the Seller Group in the conduct of the Business (collectively, the “Business Authorizations”), including, without limitation, all Authorizations required for the manufacturing, marketing, testing, clinical investigation, distribution, or sale of the Products (collectively, the “Product Registrations”) and (ii) all such Business Authorizations are valid and in full force and effect and none of the Business Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. Section 4.11(a) of the Seller Disclosure Schedule sets forth all Product Registrations (organized by Product, country and the member of the Seller Group holding each such Product Registration) and all other material Business Authorizations owned or held by the Seller Group that are used in the ownership or operation of the Business.
(b)    Each member of the Seller Group is, and has been, in compliance in all material respects with the terms of all Business Authorizations listed on Section 4.11(a) of the Seller Disclosure Schedule. Except as would not be material to the business (i), to Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) will result in a violation of, conflict with, failure on the part of any member of the Seller Group to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization listed on Section 4.11(a) of the Seller Disclosure Schedule, (ii) no member of the Seller Group has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Authorization and (iii) to Seller’s Knowledge, no member of the Seller Group is in default, nor has any such member of the Seller Group received written notice of any claim of default, with respect to any Business Authorization.
4.12    Acquired Company Capital Stock; Acquired Company Operations.
(a)    The authorized and outstanding Equity Securities of each Acquired Company, the identity of each owner of the Shares (each, a “Selling Stockholder”), and the number and type of Shares owned by each Selling Stockholder, is as set forth on Section 4.12(a) of the Seller Disclosure Schedule. Each Selling Stockholder has good and marketable title to its respective Shares, free and clear of Liens (other than Permitted Liens). The Shares have been duly authorized and validly issued and, where applicable, are fully paid and non-assessable. There are no shareholders’ agreements, voting trusts or proxies, silent partnerships or other trust agreements with respect to the Shares and there are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which an Acquired Company is or may become obligated to issue, sell, purchase or redeem any Shares. None of the Shares has been issued in violation of any preemptive rights, rights of first refusal or similar rights, or in violation of the Securities Act of 1933, as amended, applicable state securities laws or other requirements of Law. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company. Except as set forth in the Seller Disclosure Schedule, there are no Equity Securities of the Acquired Companies.
(b)    Each of Alphatec Medical, Scient’x Asia and Scient’x AUS have no operations or liabilities other than those arising directly from such companies (i) owning and maintaining the Product Registrations set forth opposite their names in Section 4.12(b) of the Seller Disclosure Schedule and (ii) maintaining their corporate existence, and none of such companies owns any assets other than such Product Registrations. Milverton’s only operations are as set forth on Section 4.12(b) of the Seller Disclosure Schedule.
4.13    Title to Personal Properties.
(a)    Section 4.13 of the Seller Disclosure Schedule sets forth a complete and accurate list of: (i) all Instruments by geographic location owned by the Seller Group for exclusive use in the Business as of March 31, 2016; and (ii) other than with respect to Instruments, all personal properties and assets that are Purchased Assets as of the date of this Agreement, with an individual current fair market value in excess of $25,000 (“Personal Property”), specifying whether, and by which member of the Seller Group, such Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)    With respect to Personal Property that it purports to own, including all Personal Property reflected as owned on the Interim Balance Sheets (other than Inventory and Instruments sold in the ordinary course of the Business since the date thereof), a member of the Seller Group has good and transferable title to all such Personal Property, free and clear of all Liens except for Permitted Liens.
(c)    All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and no member of the Seller Group nor, to Seller’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.
4.14    Real Property.
(a)    Other than as set forth on Section 4.14(a) of the Seller Disclosure Schedule: (i) none of the Acquired Companies owns, or has ever owned, any real property, and (ii) there are no interests in real property owned in fee by any member of the Seller Group Related to the Business.
(b)    Section 4.14(b) of the Seller Disclosure Schedule contains a list of all real property and interests in real property leased by any member of the Seller Group Related to the Business (the “Leased Real Property”).
(c)    With respect to Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which any member of the Seller Group is a party or by which it is bound (each, a “Lease”). The relevant member of the Seller Group has peaceful, undisturbed and exclusive possession of the Leased Real Property.
(d)    The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair the use of the Real Property for purposes of the Business.
(e)    No Governmental Entity having the power of eminent domain over the Leased Real Property has commenced or to Seller’s Knowledge intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. There are no pending or to Seller’s Knowledge threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or would reasonably be likely to materially and adversely affect the current use, occupancy or value thereof. No member of the Seller Group has received written notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.
(f)    No Person other than a member of the Seller Group is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Seller Group the right of use or occupancy of the Leased Real Property or any portion thereof.
4.15    Intellectual Property.
(a)    All Intellectual Property owned by any member of the Seller Group that is Related to the Business (whether exclusively, jointly with another Person or otherwise) is referred to herein as “Seller Owned Intellectual Property.” Section 4.15(a) of the Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Seller Owned Intellectual Property. Except as described in Section 4.15(a) of the Seller Disclosure Schedule, a member of the Seller Group owns the entire right, title and interest to all Intellectual Property that is owned by a member of the Seller Group and that is used in or arises out of the conduct of the Business, each free and clear of all Liens other than Permitted Liens.
(b)    All licenses, sublicenses and other agreements pursuant to which a third party authorizes any member of the Seller Group to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property that is Related to the Business owned by a third party are referred to herein as “In-Bound Licenses.” Section 4.15(b) of the Seller Disclosure Schedule lists all In-Bound Licenses other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive. All licenses, sublicenses and other Contracts pursuant to which a third party authorizes any member of the Seller Group to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property that is used in the Extra Territory Business as presently conducted and that is owned by a third party are referred to herein as “In-Bound Extra Territory Licenses.” Section 4.15(b) of the Seller Disclosure Schedule lists all In-Bound Extra Territory Licenses other than In-Bound Extra Territory Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses and, with respect to each In-Bound Extra Territory License, whether the In-Bound Extra Territory License is exclusive or non-exclusive. “Extra Territory Business” means business of the design, development, manufacturing, marketing, promotion and sale of products for the surgical treatment of spine disorders both in the United States of America, its possessions and territories and one or more countries outside of the United States of America, its possessions and territories.
(c)    All licenses, sublicenses and other agreements pursuant to which any member of the Seller Group authorizes a third party to use or practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which any member of the Seller Group grants rights to use or practice any rights under any Intellectual Property owned by a third party and that is Related to the Business are referred to herein as “Out-Bound Licenses.” Section 4.15(c) of the Seller Disclosure Schedule lists all Out-Bound Licenses, and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.
(d)    The members of the Seller Group (i) exclusively own the entire right, interest and title to each item of Intellectual Property that is used in or arises out of the operation or conduct of the Business as it is currently conducted or as proposed to be conducted free and clear of Liens except for Permitted Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License or In-Bound Extra Territory License. The Intellectual Property included in the Purchased Assets, together with the Seller Group's rights under the Intellectual Property Rights licensed to Buyer pursuant to the Product License (collectively, the “Seller Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Business as it is currently conducted and as proposed to be conducted.
(e)    All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by any member of the Seller Group and are in each case used in or arises out of the operation or conduct of the Business (“Seller Registered Items”) that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, to the extent required to maintain the registrations of such Seller Registered Items.
(f)    Seller has no Knowledge of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Intellectual Property. Section 4.15(f) of the Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by any member of the Seller Group in such proceedings. No member of the Seller Group has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property.
(g)    None of the Products currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by any member of the Seller Group, or which are currently under development, in each case to the extent used in or arising out of the operation or conduct of the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. No member of the Seller Group, by conducting the Business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. No member of the Seller Group has received any communication alleging that any member of the Seller Group has violated or, by conducting the Business as currently conducted, would violate, any Intellectual Property Rights of a third party nor, to Seller's Knowledge, is there any basis therefor. No Action has been instituted, or, to Seller's Knowledge, threatened, relating to any Intellectual Property formerly or currently used by any member of the Seller Group in each case to the extent used in or arising out of the operation or conduct of the Business and none of the Seller Intellectual Property is subject to any outstanding Order. To Seller's Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of any member of the Seller Group used in or arising out of the operation or conduct of the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.
(h)    Each member of the Seller Group has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by any member of the Seller Group in each case to the extent used in or arising out of the operation or conduct of the Business that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information Related to the Business owned by any member of the Seller Group has been pursuant to the terms of binding written confidentiality and non-use agreement between a member of the Seller Group and such third party.
(i)    All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property in each case to the extent used in or arising out of the operation or conduct of the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business.
4.16    Absence of Certain Changes or Events. Since the Balance Sheet Date through the date hereof:
(a)    there has not been any Material Adverse Effect;
(b)    no member of the Seller Group has amended or changed, or proposed to amend or change, its Charter Documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;
(c)    no member of the Seller Group has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security;
(d)    no member of the Seller Group has (i) materially increased or modified the compensation or benefits payable or to become payable by such member of the Seller Group to any current or former directors or Business Employees, (ii) increased or modified any Business Benefit Plan made to, for or with any current or former directors or Business Employees, or (iii) entered into any employment, severance or termination agreement with any director or Business Employee;
(e)    no member of the Seller Group has sold, leased, transferred or assigned any property or assets Related to the Business, except for (i) the sale of Inventory, (ii) the grant of non-exclusive Out Bound Licenses, (iii) the sale of obsolete Equipment or Instruments, (iv) the sale of Excluded Assets, and (v) transactions among members of the Seller Group, in each case of (i) or (ii) in the ordinary course of the Business consistent with past practice;
(f)    no member of the Seller Group has incurred, assumed or guaranteed any Indebtedness Related to the Business, except (i) for any Indebtedness among members of the Seller Group,

(ii) for guarantees by a member of the Seller Group of Indebtedness of a member of the Seller Group, or (iii) for borrowings and guarantees in the ordinary course of business consistent with past practice;
(g)    no member of the Seller Group has mortgaged, pledged or subjected to Liens any assets, properties or rights Related to the Business, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;
(h)    no member of the Seller Group has entered into, amended, modified, canceled or waived any rights under, any Material Contract and no Material Contract has been terminated or cancelled;
(i)    there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;
(j)    there has not been any material damage, destruction or loss with respect to the assets, or properties of the Business, whether or not covered by insurance;
(k)    no member of the Seller Group has made any change in the accounting practices Related to the Business;
(l)    no member of the Seller Group has made or changed any Tax election, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; and
(m)    no member of the Seller Group has agreed, whether in writing or otherwise, to do any of the foregoing.
4.17    Contracts.
(a)    Except as set forth in Section 4.17 of the Seller Disclosure Schedule, as of the date hereof, no member of the Seller Group is party to, or bound by, in each case Related to the Business:
(i)    any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by the members of the Seller Group of $25,000 or more in the year ended December 31, 2015 or anticipated for the year ended December 31, 2016, or (B) aggregate payments by the members of the Seller Group of $50,000 or more or anticipated for the two years ended December 31, 2016;
(ii)    any Contract or series of related Contracts for the sale by the members of the Seller Group of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $25,000 or more in the year ended December 31, 2015 or anticipated for the year ended December 31, 2016, or (B) pursuant to which the members of the Seller Group received payments of more than $50,000 or anticipated for the two years ended December 31, 2016;
(iii)    any Contract that requires any member of the Seller Group to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
(iv)    any partnership, joint venture or similar Contract;
(v)    any distribution, dealer, representative or sales agency Contract;
(vi)    any Lease;

(vii)    any Contract for the lease of personal property which provides for payments to or by any member of the Seller Group in any one case of $25,000 or more annually in the year ended December 31, 2015 or anticipated for the year ended December 31, 2016 or $50,000 or more over the term of the Contract or anticipated for the two years ended December 31, 2016;
(viii)    any Contract with any Governmental Entity;
(ix)    any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
(x)    any Contract for any capital expenditure or leasehold improvement in any one case in excess of $25,000 in the year ended December 31, 2015 or anticipated for the year ended December 31, 2016 or any such Contracts in the aggregate greater than $50,000 or anticipated for the two years ended December 31, 2016;
(xi)    any Contract which restrains the ability of any member of the Seller Group to engage or compete in any manner or in any business;
(xii)    any Out-Bound License or In-Bound License;
(xiii)    any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) consummated since January 1, 2010;
(xiv)    any collective bargaining Contract or other Contract with any labor organization, union or association;
(xv)    that is an employment, consulting, termination or severance Contract other than those that are terminable at-will by a member of the Seller Group on less than 30 days' notice; and
(xvi)    any Contract that is otherwise material to any member of the Seller Group and not previously disclosed pursuant to this Section 4.17.
(b)    Each Contract required to be listed in Section 4.17 of the Seller Disclosure Schedule (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms. The member of the Seller Group party to such Material Contract has complied with and is in compliance with, and to Seller’s Knowledge all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract.
(c)    No member of the Seller Group is, and to Seller's Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and no member of the Seller Group has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, will conflict with or result in a material violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
(d)    Seller has delivered accurate and complete copies of each Material Contract to Buyer.

4.18    Sufficiency of Purchased Assets. The Purchased Assets, together with the Seller Group's rights under the Intellectual Property Rights licensed to Buyer pursuant to the Product License, and the rights received under the Ancillary Agreements, will be sufficient in all material respects for the conduct and operation of the Business by Buyer following the Closing in substantially the same manner as conducted and operated by the members of the Seller Group on the Balance Sheet Date and as currently conducted.
4.19    Litigation.
(a)    There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), in each case Related to or affecting the Business, (i) pending or, to Seller's Knowledge, threatened in writing against or affecting any member of the Seller Group, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    There is no unsatisfied judgment, penalty or award, imposed by a Governmental Entity, in each case Related to the Business, against or affecting any member of the Seller Group or any of their respective assets, properties or rights.
4.20    Employee Benefits.
(a)    No Business Benefit Plans are maintained in the United States. Except as set forth in Section 4.20(c) of the Seller Disclosure Schedule, no member of the Seller Group nor any ERISA Affiliate has an obligation has or has ever had an obligation to provide or contribute towards a pension lump sum, death, ill health, disability or accident benefit in respect of any current or former Business Employee (except under the Pensions Act 2008). No notices, fines or sanctions have been issued by the UK Pensions Regulator. There is no Business Benefit Plan in the UK which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act 1995 and the sale of the Business will not give rise to such a section 75 debt.
(b)    No member of the Seller Group nor any ERISA Affiliate has incurred any Liability under ERISA or the Code that to Sellers’ Knowledge could subject Buyer, and Acquired Company or any of the Purchased Assets to Liability; (ii) no member of the Seller Group nor any ERISA Affiliate, has any currently outstanding withdrawal Liability, within the meaning of Section 4201 of ERISA, to any “multiemployer pension plan” as defined in section 3(37) of ERISA, which Liability could become a Liability of Buyer, or to impose any Lien on any Purchased Asset or on the assets of any Acquired Company, (iii) to Seller’s Knowledge, no event or omission has occurred, or condition currently exists, that could reasonably be expected to result in or require any withdrawal (complete, partial or mass) from a “multiemployer plan” as defined in Section 3(37) of ERISA, and (iv) no event has occurred or conditions exists that could reasonably be expected to result in any tax, lien, fine, penalty or other Liability imposed on the Buyer under ERISA, the Code or other applicable Laws by reason of being an ERISA Affiliate of the Acquired Companies in respect of the Retained Benefit Plans.
(c)    Section 4.20(c) of the Seller Disclosure Schedule sets forth a list of each material Business Benefit Plan sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the Seller Group and indicates each Business Benefit Plan that is or will, as of the Closing Date, be an Acquired Benefit Plan. With respect to each Acquired Benefit Plan, Seller has made available to Buyer a true and complete copy of the plan document for each such Acquired Benefit Plan and any material amendments thereto (or, with respect to an Acquired Benefit Plan for which a plan document is not available or any oral Acquired Benefit Plan, a written description of such Acquired Benefit Plan). Each Acquired Benefit Plan has been operated in compliance with its terms and with applicable Laws of the relevant jurisdiction in which such Acquired Benefit Plan is maintained and each Acquired Benefit Plan that is required to be registered with the applicable Governmental Entity (A) has been registered with such Governmental Entity and (B) to Seller’s Knowledge, there is no set of circumstances that would reasonably be expected to adversely affect such registration. No member of the Seller Group or an ERISA Affiliate has incurred any Liability under any Benefit Plan for unfunded or underfunded pension obligations and related Liabilities. All employer and employee contributions to each Business Benefit Plan required by Law or by the terms of such Business Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.
(d)    Each member of the Seller Group has in all materials respects made full and timely payment of all contributions required to be made to each Business Benefit Plan by the terms of such plan or under applicable Law.
(e)    No actions, suits, or claims pending (other than routine claims for benefits), and no administrative proceeding, audit or, to Seller’s Knowledge, investigation, by a Governmental Entity are pending or, to Sellers’ Knowledge, threatened with respect to any Business Benefit Plan.
(f)    No Business Benefit Plan provides health or medical coverage, life insurance coverage or disability coverage to retired or former employees, directors or officers, except as required by applicable Law.
(g)    (i) Each of the Business Benefit Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government, and all Business Employees that are required by applicable Law to be included in such Business Benefit Plan have been so included; (ii) there are no pending investigations by any Governmental Entity involving the Business Benefit Plans, no claims pending or, to Sellers’ Knowledge, threatened (except for claims for benefits payable in the normal operation of the Business Benefit Plan), suits or proceedings against any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, other than benefits payable in the ordinary course of the operations of the Business Benefit Plans; (iii) in the period after the date of the last actuary report with respect to any Business Benefit Plan, as applicable, no incident has occurred of relevance for the relevant Business Benefit Plans; and (iv) any Liability related to Business Benefit Plans has been properly reserved or accrued on the Interim Balance Sheets. Except as set forth on Section 4.20(c) of the Seller Disclosure Schedule, no member of the Seller Group is a party to or bound by any incentive arrangement in relation to the Business Employees, including any share option or share award, commission, profit sharing or bonus scheme other than those set out in the Business Benefit Plans.
(h)    Except as listed in Section 4.20(h) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated hereby will: (i) trigger a termination of employment entitling any current or former Business Employee to severance pay or additional benefits, (ii) result in the increase of any benefits otherwise payable to any Business Employee under any Business Benefit Plan, or (iii) result in the acceleration of, accrual of, or creation of, any rights of any person to benefits under any Business Benefit Plan (including the acceleration of vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, or the acceleration or creation of any rights under any severance plan, parachute provision or change in control provision).
(i)    The Business is in material compliance with the terms of all Contracts with all Business Employees respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, overtime pay, occupational health and safety, human rights, labor relations, pay equity and workers’ compensation. To Sellers’ Knowledge, no circumstances exist and there have been no acts or omissions that have given rise or would reasonably be expected to give rise to any material Liability in relation to or under any such Contracts.

4.21    Labor and Employment Matters.
(a)    Section 4.21(a) of the Seller Disclosure Schedule sets forth (i) a list of all Business Employees (including title and position), contractors and consultants of the Business as of the date hereof, and (ii) the base compensation and benefits, including the amount of any severance benefits to which such person would be entitled upon termination of employment, of each such Business Employee, contractor and consultant. No material disciplinary action has been taken against any of the Business Employees and no material grievance or complaint has been raised by them in the two years preceding this agreement. No member of the Seller Group has terminated the employment or services of any Business Employee earning in excess of $150,000 within the last 12 months prior to this Agreement. The employment of the Business Employees may be terminated on no more than twelve months’ notice without giving rise to any other compensation or damages other than under applicable Law. None of the Business Employees are entitled to redundancy payments other than the minimum entitlements required by applicable Law. In the period of six years preceding the date of this agreement, no member of the Seller Group has been a party to a relevant transfer for the purposes of the Employee Transfer Legislation.
(b)    No member of the Seller Group is a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been since January 1, 2015, and there are not pending or, to Seller's Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees.
(c)    Each member of the Seller Group has complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business. There are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business. Each member of the Seller Group has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.
(d)    Each member of the Seller Group has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses. There are no outstanding offers of employment or engagement made by any member of the Seller Group to a person that, if such offer is accepted would be a Business Employee, that have not already been accepted.
(e)    The consummation of the transactions contemplated by this Agreement will not create liability for Buyer or any Acquired Company for any act by any member of the Seller Group on or prior to the Closing under the WARN Act or any other Law of jurisdictions outside of the United States respecting reductions in force or the impact on employees of plant closings or sales of businesses.
4.22    Environmental.
(a)    The Purchased Assets, the Leased Real Property, and the Seller Group are, and for the three years prior to the date of this Agreement have been, in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by such Environmental Laws (“Environmental Permits”).
(b)    The Purchased Assets, the Leased Real Property, and the Seller Group have obtained and maintained in effect all Environmental Permits required under Environmental Laws for conducting the Business.

(c)    No member of the Seller Group has received in connection with the conduct of the Business, the Purchased Assets or the Leased Real Property any unresolved written notice of any citation, alleged violation or claim of Liability, summons, order, complaint, settlement, agreement, penalty or investigation by any Governmental Entity or other third party (i) with respect to any alleged material violation by any member of the Seller Group of any Environmental Law, (ii) with respect to any failure of any member of the Seller Group to have any Environmental Permit Related to the Business, (iii) with respect to the ongoing legal effect of any Environmental Permit Related to the Business which any member of the Seller Group has obtained or (iv) with respect to any disposal of any Hazardous Substance.
(d)    No release or threat of release of any Hazardous Substance has occurred in connection with the Purchased Assets, the Owned Real Property, or any member of the Seller Group Related to the Business that could reasonably be expected to give rise to material Liability under Environmental Laws.
(e)    Seller has provided to Buyer all environmental reports, assessments, audits and studies in its possession regarding the Business, the Purchased Assets, the Leased Real Property or the Acquired Companies.
4.23    Insurance.
(a)    Section 4.23 of the Seller Disclosure Schedule sets forth (i) an accurate and complete list of each material insurance policy and fidelity bond which covers the Business and any member of the Seller Group with respect to the Business (the “Policies”) and (ii) with respect to the Business and as of the date hereof, a list of all pending claims and the claims history for the Seller Group during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(b)    Section 4.23 of the Seller Disclosure Schedule describes any self-insurance arrangement by or affecting the Seller Group with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.
(c)    All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms.
(d)    All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. No member of the Seller Group has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business. To Seller’s Knowledge there have been no threatened terminations of any Policy.
4.24    Product Warranty.
(a)    There are no warranties (express or implied) outstanding with respect to any Products, or any services rendered, by any member of the Seller Group in connection with the Business since January 1, 2011, beyond that set forth in the standard conditions of sale or service.
(b)    Each Product manufactured, sold, distributed, shipped or licensed, or service rendered, in each case since January 1, 2011, by the members of the Seller Group in connection with the Business has been in conformity in all material respects with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products sold by the Business since January 1, 2011, and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed since January 1, 2011 contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
(c)    The Interim Balance Sheets reflect adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the members of the Seller Group in connection with the Business on or prior to the Interim Balance Sheet Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products, or services rendered by any member of the Seller Group, in connection with the Business on or prior to the Closing.
4.25    Certain Payments.
(a)    No member of the Seller Group nor any of their respective Affiliates, nor any other Person acting for or on behalf of any of them, has since January 1, 2011 directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment or transfer of value to any governmental official, employee, or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any member of the Seller Group or the Business, or (iv) in violation of any applicable Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Seller Group.
(b)    No member of the Seller Group nor any of their respective Affiliates, nor any other Person acting for or on behalf of any of them, has since January 1, 2011 violated or is in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other applicable Law of similar effect in any jurisdiction to which such Person is subject in the ownership or operation of the Business, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
4.26    Suppliers and Customers.
(a)    Section 4.26(a) of the Seller Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of the 20 largest customers of the Business during the 12 months ended December 31, 2015, (ii) the amount for which each such customer was invoiced during such period, (iii) the percentage of the consolidated total sales of the Business represented by sales to each such customer during such period, and (iv) the amount for which each such customer was invoiced during the period from January 1, 2016 through May 31, 2016. Since January 1, 2016 through the date hereof, no member of the Seller Group has received written notice indicating, and to the Knowledge of Seller no customer has threatened, that a customer set forth on Section 4.26(a) of the Seller Disclosure Schedule (A) has ceased or substantially reduced, or will cease or substantially reduce, use of Products or services of the Business or (B) has sought, or is seeking, to reduce the price it will pay for the Products or services of the Business.
(b)    Section 4.26(b) of the Seller Disclosure Schedule sets forth a true and complete list of (i) the 20 largest suppliers of the Business during for the 12 months ended December 31, 2015 and (ii) the amount for which each such supplier invoiced the relevant entity during such period. Since January 1, 2015, no member of the Seller Group has received written notice indicating, and to the Knowledge of Seller no customer has threatened, that there has been any material adverse change in the price of such goods or services provided by any such supplier, or that any such supplier will not sell goods or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business, subject to general and customary price increases.
4.27    Solvency.
(a)    No member of the Seller Group is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person's assets.
(b)    Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) each member of the Retained Companies will be able to pay its Liabilities as they become due in the usual course of its business, (ii) no member of the Retained Companies will have unreasonably small capital with which to conduct its present or proposed business, (iii) each member of the Retained Companies will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against each member of the Retained Companies in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such member of the Retained Companies will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such member of the Retained Companies. The cash available to each member of the Retained Companies, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.
(c)    Seller acknowledges that the consideration provided by Buyer for the Purchased Assets pursuant to this Agreement is fair and adequate and constitutes reasonably equivalent value (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and Section 548 of the Bankruptcy Code) and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.
4.28    Brokers or Finders. Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.
4.29    Trade Control. Each member of the Seller Group is in compliance with export controls, sanctions, import restrictions or other trade restrictions arising under the Laws of any jurisdictions with respect to the ownership or operation of the Business. No member of the Seller Group has transported or transports, or has used or uses, materials in any manner that has violated or violates (or would cause any member of the Seller Group to be in violation of) export controls, sanctions or other trade restrictions with respect to the ownership or operation of the Business.
4.30    Transactions with Affiliates. Except as set forth on Section 4.30 of the Seller Disclosure Schedule, (a) no Related Party has, or has had in the past 12 months, any direct or indirect interest in any asset, tangible or intangible, used in or otherwise Related to the Business; (b) no Related Party is indebted to an Acquired Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing Related to the Business; (d) to the Knowledge of Seller, no current officer or director of any member of the Seller Group is competing or affiliated with any Person that competes, directly or indirectly, with the Business (excluding ownership of 3% of less of the Capital Stock of a publicly traded company that is in competition with the Company); and (e) to the Knowledge of Seller, no Related Party has any claim or right against any of the Acquired Companies (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee).

4.31    No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, as supplemented by the Seller Disclosure Schedule, none of the members of the Seller Group or any other Person makes or has made any other express or implied representation or warranty with respect to the Business or any member of the Seller Group, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Business or any member of the Seller Group.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date the following:
5.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
5.2    Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (b) the availability of injunctive relief and other equitable remedies.
5.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Buyer do not, and the execution and delivery of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.

5.4    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened in writing against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer.
5.5    Sufficient Funds. Buyer has and at Closing will have sufficient cash on hand and/or undrawn amounts immediately available under existing credit facilities to enable it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements at the Closing.
5.6    Brokers or Finders. Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.
5.7    Access to Information; Disclaimer. Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Business and each member of the Seller Group with the management of Seller, (b) has had (i) reasonable access to the books and records of the Business each member of the Seller Group and (ii) full access to the electronic dataroom maintained by Seller for purposes of the transactions contemplated by this Agreement and the Ancillary Agreements, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the members of the Seller Group and (d) has conducted its own independent investigation of each member of the Seller Group, the Purchased Assets, the Shares and the Business and has not relied on any representation, warranty or other statement by any person on behalf of any member of the Seller Group, other than the representations and warranties of Seller expressly contained in Article IV of this Agreement, as supplemented by the Seller Disclosure Schedule, and that all other representations and warranties, including any implied warranties, are specifically disclaimed.
ARTICLE VI

COVENANTS OF SELLER
6.1    Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Interim Period”), except with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each other member of the Seller Group to, in each case Related to the Business:
(a)    (i) maintain its corporate existence, (ii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement, and (iii) keep the level and quality of its Inventory and Instruments in a manner consistent with past practice;
(b)    use its reasonable best efforts consistent with past practices and policies to preserve intact its business organization, keep available the services of its present Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Business; provided that Seller is not authorized to, and shall not, make any commitments on behalf of Buyer; and
(c)    maintain the Books and Records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Business Authorizations and Policies.
6.2    Negative Covenants. During the Interim Period, except as expressly provided in this Agreement, Seller shall not, and shall not permit any other member of the Seller Group to, do any of the following, in each case Related to the Business, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed):
(a)    adopt or propose any amendment to the Charter Documents of any member of the Seller Group that could be expected to delay the consummation of the transactions contemplated by this Agreement;
(b)    (i) other than pursuant to a written agreement or Benefit Plan covering the Business Employees disclosed in the Seller Disclosure Schedule, (A) modify the compensation or benefits payable or to become payable by any member of the Seller Group to any current or former Business Employee, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former Business Employee, or (ii) enter into any employment, severance or termination agreement with any Business Employee, in each case other than in the ordinary course of Business, consistent with past practice;
(c)    establish, adopt, enter into, amend or terminate any Business Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Business, in each case other than in the ordinary course of Business, consistent with past practice;
(d)    sell, lease, transfer or assign any assets, properties or rights of any member of the Seller Group Related to the Business, except (i) sales of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, (iii) the sale of obsolete Equipment or Instruments, and (iv) the sale of Excluded Assets, in each case in the ordinary course of the Business consistent with past practice;
(e)    assume, incur or guarantee any Indebtedness or modify the terms of any such existing Indebtedness, except (A) for any indebtedness among members of the Seller Group, and (B) for guarantees by a member of the Seller Group of Indebtedness of a member of the Seller Group;
(f)    not cancel any material debts or waive any claims or rights of substantial value;
(g)    mortgage, pledge or subject to Liens, other than Permitted Liens, any assets, properties or rights Related to the Business;
(h)    amend, modify, cancel or waive any rights under any Contract which is an Assigned Contract or to which any Acquired Company is a party;
(i)    enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed as a Material Contract in Section 4.17 of the Seller Disclosure Schedule;
(j)    take any action or engage in any transaction that is material to, or outside the ordinary course of, the Business (other than the transactions contemplated by this Agreement and the Ancillary Agreements);
(k)    (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $50,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory and Instruments in the ordinary course of the Business consistent with past practice;
(l)    be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business (other than the transactions contemplated by this Agreement and the Ancillary Agreements);
(m)    make any changes in its accounting methods, principles or practices;

(n)    make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or
(o)    agree, whether in writing or otherwise, to do any of the foregoing.
6.3    Access to Information; Investigation. During the Interim Period, subject to the terms of the Confidentiality Agreement by and between Buyer and Seller dated January 22, 2016 (the “Confidentiality Agreement”), Seller shall, and shall cause each other member of the Seller Group to, afford to Buyer's officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to inspect, during normal business hours and upon reasonable advance notice, all of the Leased Real Property, properties, assets, records, Contracts and other documents Related to the Business, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Seller Group for the purpose of making such investigation of the Business as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Buyer may request. Notwithstanding the foregoing, neither Seller nor any member of the Seller Group shall be obligated to provide Buyer or its Representatives with access to or to disclose information if Seller determines in its good faith judgment that (A) any such information is subject to the terms of a confidentiality agreement with a third party, (B) the disclosure of any such information would violate any Law or duty or (C) any such information is subject to any attorney client, attorney work product or other legal privilege.
6.4    Confidentiality. From and after the Closing Date, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives or (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel is legally required to be disclosed; provided that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between any member of the Seller Group and any other party relating to the Purchased Assets that are not Assigned Contracts.
6.5    Release of Liens. Prior to the Closing Date, Seller shall use commercially reasonable efforts to cause to be released all Liens other than Permitted Liens in and upon any of the Purchased Assets.
6.6    Consents. During the Interim Period, Seller shall use, and shall cause each other member of the Seller Group to use, commercially reasonable efforts to obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided that no Assigned Contract shall be amended and no right thereunder shall be waived to obtain any such Consent. All of such Consents are set forth in the Section 4.3(a) of the Seller Disclosure Schedule. Notwithstanding anything to the contrary contained in this Section 6.6, in no event shall Seller or any of its Subsidiaries be required to pay any amounts (other than de minimis amounts) or agree to any other material concessions in order to obtain any third party consents contemplated by this Section 6.6 and it is acknowledged and agreed that no receipt of any consents shall be a condition or requirement to the consummation of the transactions contemplated by this Agreement, other than those consents listed on Schedule 3.2(p).
6.7    Notification of Certain Matters. During the Interim Period, each of Buyer and Seller shall give prompt notice to the other of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, in the case of Seller, a Material Adverse Effect, or, in the case of Buyer, prevent or materially delay the consummation of the transactions contemplated by this Agreement, (b) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to result in the failure of any condition precedent to a party’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.19; provided, however, (i) the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the parties hereunder, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
6.8    Restrictive Covenants.
(a)    Seller covenants that, commencing on the Closing Date and ending on the second anniversary of the termination of the Supply Agreement in accordance with its terms (the “Noncompetition Period”), Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller's or any such Affiliate's name to be used in connection with, any business anywhere outside of the United States of America, its possessions and territories, which is engaged, either directly or indirectly, in the business of designing, developing, manufacturing, marketing or selling any products or equipment or providing any services which are competitive with products or equipment designed, manufactured, marketed, sold or under development by, or services provided by, the Business; provided, however, that notwithstanding the preceding restrictions, Seller and its Affiliates shall be permitted to apply for and otherwise seek product registrations, provided that no products resulting from such product registrations may be sold during the Noncompetition Period; and provided further that the preceding restrictions shall not apply with respect to products developed or commercialized by any future acquirer of Seller (other than products developed or commercialized by any members of the Seller Group prior to the Closing Date).
(b)    Seller covenants that during the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, (i) induce or encourage any current client, customer, supplier, distributor, agent or licensor of the Business, or any former client, customer, supplier, distributor, agent or licensor of the Business as operated by the Seller Group during the 12-month period prior to the Closing Date (provided that any client, customer, supplier, distributor, agent or licensor of the Business on the date of this Agreement is presumed to be a current client, customer, supplier, distributor, agent or licensor, respectively, of the Business immediately following the Closing), to terminate any such relationship with the Business or (ii) solicit, for themselves or any Person (other than Buyer or any of its Affiliates), any business or business relationship with any distributor or agent of the Business.
(c)    Seller covenants that during the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is offered or accepts employment by Buyer pursuant to Section 7.2 or is or was employed as an employee, consultant or contractor in the Business or a distributor or agent of the Business during the Noncompetition Period on a full- or part-time basis, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 6.8(c) shall prevent Seller or any of its

Affiliates from hiring (i) any employee whose employment has been terminated by Buyer, (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee or (iii) after 30 days from the date that such person has declined an offer of employment from the Buyer, any such person who declines an offer of employment from the Buyer.
(d)    Seller acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 6.8 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or any Affiliate is in breach of its obligations under this Section 6.8.
(e)    In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.9    Insurance. From and after the Closing, Seller shall and shall cause each Retained Company to reasonably cooperate with Buyer to pursue and enforce any and all rights of Buyer and its Affiliates, Seller or any Retained Company under the insurance policies related to the benefits assigned to Buyer pursuant to Section 2.1(b)(x) with respect to any occurrence, claim or loss with respect to the Business or any Purchased Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing.
6.10    Assignment of Certain Product Registrations, In-Bound Licenses and Intellectual Property. For a period of two years following the Closing, at Buyer’s request, Seller shall, and shall cause each other member of the Retained Companies (or other owner of the applicable Product Registration, In-Bound Licenses, or Seller Owned Intellectual Property as applicable) to, use commercially reasonable efforts to cooperate with Buyer and its Affiliates in connection with, and take any actions reasonably necessary to cause, the transfer to Buyer for no additional consideration, of the Product Registrations set forth on Schedule 6.10, the In-Bound Licenses and the Seller Owned Intellectual Property; provided, however, that the cost and expense of any such transfer shall be at Buyer’s sole cost and expense.
6.11    Termination of Certain Services and Contracts. Other than for the Contracts and services listed on Schedule 6.11 and the Ancillary Agreements, prior to the Closing, Seller shall, and shall cause the members of the Seller Group to, use commercially reasonable efforts to take such actions as may be necessary to terminate, sever, or assign to Seller or its Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing, and conditioned on the Closing occurring, all contracts and services between the Acquired Companies, on the one hand, and Seller or any Retained Company, on the other hand, including the termination or severance of insurance policies, Tax services, legal services and banking services (to include the severance of any centralized clearance accounts) (collectively such affiliate services and contracts, the “Terminated Affiliate Arrangements”) and shall settle all intercompany payables and receivables in connection with the Terminated Affiliate Arrangements other than the TP Payables Amount. On and after the Closing, none of Buyer, the Acquired Companies or any of their

Affiliates shall have any further rights, obligations or liabilities pursuant to the Terminated Affiliate Arrangements.
6.12    Disclosure Schedule Supplements. Between the date of this Agreement and, to the extent practicable, the date that is two (2) Business Days prior to the Closing Date, Seller may supplement or amend the Seller Disclosure Schedule with respect to any matters arising from events that occur after the date hereof and prior to or on the Closing Date, which, if existing or occurring prior to the date hereof, would have been required to be set forth or described in the Seller Disclosure Schedule, or which supplement or amendment is necessary to correct an inaccurate immaterial disclosure (each, a “Disclosure Schedule Supplement”). For the purposes of determining whether the conditions set forth in Article VIII have been fulfilled and for indemnification under Article X, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any Disclosure Schedule Supplement, and any such information contained in any Disclosure Schedule Supplement shall not affect Buyer’s right to terminate this Agreement in accordance with Section 9.1(a)(iii)(B), or to obtain indemnification under Article X.
6.13    Delivery of Financial Statements. From the date hereof until the Closing, Seller shall prepare in good faith and deliver to Buyer (a) within ten days following the end of each month and/or fiscal quarter, estimates of revenue for each of the Acquired Companies and the Retained Companies for such month and/or fiscal quarter, respectively, (b) within 15 days following the end of each month and/or fiscal quarter, preliminary drafts (subject to auditor review of quarterly financials) of the balance sheets, cash flow statements and statements of operations for each of the Acquired Companies and the Retained Companies for such month and/or fiscal quarter, respectively, (c) within 18 days following the end of each month, final revenue statements, balance sheets, cash flow statements and statements of operations of the Acquired Companies and the Retained Companies for such month and (d) within 25 days following the end of each fiscal quarter, final, auditor reviewed revenue statements, balance sheets, cash flow statements and statements of operations of the Acquired Companies and the Retained Companies for such fiscal quarter, in each case, substantially in the form (both in terms of level of detail and methodology of allocations) of the Interim Financial Statements, as applicable.
ARTICLE VII

COVENANTS OF BUYER AND SELLER
7.1    Regulatory Approvals.
(a)    Buyer and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Seller shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of Seller and Buyer shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the

HSR Act and any Other Antitrust Laws. Buyer and Seller shall each be responsible for one half of all filing and other similar fees payable in connection with such filings and for any local counsel fees.
(b)    Each of Buyer and Seller shall use its commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates' assets or any Purchased Assets or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer and its Affiliates shall have no obligation to contest, administratively or in court, any Order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided that each of Buyer and Seller shall both promptly respond to the DOJ or the FTC to any request for additional information.
(c)    Buyer and Seller shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel's undertaking (i) to keep each other appropriately informed of communications from and to personnel of any Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.
(d)    Seller shall assist Buyer in identifying the Authorizations required by Buyer to operate and conduct the Business from and after the Closing Date and will either transfer current Business Authorizations of the Seller Group to Buyer or assist Buyer in obtaining new Authorizations.
7.2    Employees.
(a)    Promptly following the execution of this Agreement, to the extent permissible under applicable Law (in particular with respect to data privacy) Seller shall, and shall cause each other member of the Seller Group to, provide access to Buyer to the facilities and the personnel records of each member of the Seller Group for the purpose of preparing offer letters for the Business Employees employed by any of the Retained Companies (“Retained Company Business Employees”) and preparing for the transfer of any Retained Company Business Employees whose employment will transfer to Buyer or one of its Affiliates pursuant to applicable Law. Buyer shall offer employment to certain Retained Company Business Employees, as Buyer deems appropriate in its sole discretion, in jurisdictions where applicable Law does not provide for the automatic transfer of employment of the Retained Company Business Employee to Buyer or its Affiliates. Seller shall cause, and shall cause each other member of the Seller Group to cause, the Business Employees set forth on Schedule 7.2(a)(i) to enter into employment agreements with Buyer or its Affiliates, effective as of the Closing Date, on terms and conditions reasonably satisfactory to Buyer; provided, however, that Buyer shall provide initial drafts of such agreements to such Business Employees within 15 Business Days of the date hereof; and provided further that such employment agreements shall contain terms reflecting the following: (i) the applicable Business Employee’s base salary or regular hourly wage, as applicable (“Base Pay”), shall be not less than the Base Pay provided to such Business Employee immediately prior to the date of this Agreement, (ii) the Base Pay and bonus opportunity for such Business Employee in the aggregate shall be not less than the combined Base Pay and bonus opportunity provided to such Business Employee immediately prior to the date of this Agreement, (iii) the Base Pay and employee benefits (including health, welfare, and retirement benefits), when taken as a whole, are substantially equivalent, in the aggregate, to those provided to such Business Employee immediately prior to the date of this Agreement, and (iv) severance and termination payments that, when taken as a whole, are substantially equivalent, in the aggregate, to those provided to such

Business Employee immediately prior to the date of this Agreement; and provided further that the parties acknowledge that such employment agreement may provide for different titles and/or reporting relationships for such Business Employees. Seller shall cause, and shall cause each other member of the Seller Group to cause, the Business Employees set forth Schedule 7.2(a)(ii) to be employed by Seller or an Affiliate thereof as of the Closing and shall not be under notice of resignation or have indicated an intention to resign.
(b)    Prior to the Closing Date, Buyer or one of its Affiliates shall offer employment to any Retained Company Business Employee on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing. The Retained Company Business Employees who accept Buyer's offer of employment and commence employment with Buyer or one of its Affiliates shall be referred to, collectively, as “Retained Company Transferred Employees.” Seller shall terminate the employment of all Retained Company Transferred Employees with the Seller Group effective immediately prior to the Closing. Where applicable Law provides for the automatic transfer of employment of any Retained Company Business Employee upon the consummation of the transactions contemplated by this Agreement, such Retained Company Business Employee’s employment will transfer to Buyer or one of its Affiliates pursuant to applicable Law and those Retained Company Business Employees shall be referred to, collectively, as “Automatic Transfer Employees.” Each Automatic Transfer Employee shall also be included in the definition of “Retained Company Transferred Employees” for the purpose of this Agreement. Prior to the Closing Date, Seller shall not, and it shall cause the Retained Companies not to, (i) solicit the employment or engagement of services of any person (including any Business Employee) who is a Business Employee employed by the Acquired Companies, or who is a Business Employee employed by the Retained Companies and is otherwise offered employment by Buyer or (ii) otherwise encourage any such person not to accept an offer of employment by Buyer or terminate such person’s employment with any Acquired Company.
(c)    From and after the Closing Date, subject to any requirements under applicable Law to the contrary, Buyer or one of its Affiliates shall offer to Retained Company Transferred Employees and to the Business Employees employed by the Acquired Companies outside of the UK, France, Germany, Switzerland and Italy, such compensation, benefits and arrangements as it deems appropriate in its sole discretion. Buyer shall not assume any Liability under any of the Retained Benefit Plans except as required under applicable Law.
(d)    Unless otherwise required by applicable Law, Buyer shall recognize, honor and assume the liability for each such Retained Company Transferred Employee’s accrued but unused vacation, paid time off personal and sick time with the Seller Group, as accrued as of the Closing Date.
(e)    Subject to Section 7.2(o)(i), Seller shall be liable for any severance, separation or similar benefits that are payable (i) to any Person who is or was an employee of any member of the Seller Group and who is not a Business Employee employed by the Acquired Companies or a Retained Company Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing (“Seller Employees”), and (ii) to Retained Company Transferred Employees, to the extent that such Retained Company Transferred Employee's right to severance, separation or similar benefits becomes payable prior to or on the Closing Date; provided, however, that to the extent that (A) any such benefits that become payable to Retained Company Business Employees to whom Buyer does not make an offer of employment would not have become payable if Buyer had made such an offer of employment, and (B) such benefits are disclosed in Section 4.21(a) of the Seller Disclosure Schedule, Buyer or its designee shall reimburse the applicable Retained Company for the amount of such benefits within twenty (20) Business Days following the receipt of an invoice therefor. If the Buyer or its Affiliates terminates an employment relationship with a Retained Company Transferred Employee or a Business Employee employed by an Acquired Company on or after the Closing Date, Buyer and its Affiliates shall be solely responsible for and shall make all payments and provide all benefits required under applicable Law, the Acquired Benefit Plans, the Assumed Benefit Plans and any applicable Assumed Employment Contract with respect to such Retained Company Transferred Employee or Business Employee employed by an Acquired Company.

(f)    Buyer acknowledges and agrees that, on and after the Closing Date, Buyer (or its Affiliate) shall credit the Retained Company Transferred Employees and the Business Employees employed by the Acquired Companies with their applicable years of service with the Seller and its Affiliates for all purposes, to the extent permissible under applicable Law.
(g)    Buyer shall assume, adopt, succeed to, honor and continue to perform all obligations under all employment contracts with the Retained Company Transferred Employees listed on Schedule 7.2(g) (the “Assumed Employment Contracts”).
(h)    Seller shall be liable for the administration and payment of all workers' compensation Liabilities with respect to (i) Retained Company Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all workers' compensation Liabilities with respect to Retained Company Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
(i)    Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Retained Benefit Plans with respect to (i) Retained Company Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Buyer's Benefit Plans and the Assumed Benefit Plans with respect to Retained Company Transferred Employees participating therein.
(j)    Except as expressly set forth in this Agreement with respect to Retained Company Transferred Employees, Buyer shall have no obligation with respect to any other employee of the Retained Companies.
(k)    Nothing in this Agreement confers upon any Business Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.2. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Business Employee after the Closing or to change the terms and conditions of his or employment in any manner in accordance with applicable Law.
(l)    The Seller and the Buyer shall use all reasonable efforts to procure that the employment of the Automatic Transfer Employees transfers to the Buyer (or its Affiliate) and shall take all reasonable steps to comply with any and all obligations to inform and consult the Automatic Transfer Employees or their representatives. Buyer will, at least 28 days prior to the Closing Date, provide Seller with details of any proposed changes to the Automatic Transfer Employees’ working conditions or terms and conditions of employment which the Buyer (or its Affiliate) intends to implement after the Closing Date.
(m)    If any employee or former employee of the Seller (other than a Business Employee) alleges (or any other person alleges in respect of such person) that his or her employment has transferred to the Purchaser pursuant to the Employee Transfer Regulations on or after the Closing Date (a “Entry Claimant”) the following provisions shall apply:
(i)    within seven days of becoming aware of an Entry Claimant, the Buyer will notify the Seller in writing;
(ii)    Seller will, if it wishes, make or procure an offer in writing to employ the Entry Claimant or otherwise take steps to obtain a withdrawal of the allegation;

(iii)    upon the offer of employment being made pursuant to (m)(ii) above (or at any time after the expiry of 14 days from the notification given in accordance with (m)(i) above if the offer is not made) but in any event within thirty (30) days of the Buyer becoming aware of the allegation, the Buyer may give notice to terminate the employment of the Entry Claimant;
(iv)    provided that the Buyer complied with its obligations as set above and used all reasonable efforts to follow a fair dismissal procedure in accordance with applicable Law, the Seller shall indemnify the Buyer against all Losses arising out of or in relation to the employment and/or termination of the employment of the employment of the Entry Claimant, including but not limited to any claims in relation to unfair dismissal, redundancy pay and minimum contractual notice; and
(v)    if Buyer does not give notice to terminate within 30 days referred to at (m)(iii) above (unless they are legally unable to do so), then the Entry Claimant will become an employee of the Buyer.
(n)    The Seller will indemnify the Buyer against all Claims (save to the extent that such Claims result from the act or omission of the Buyer) which arise out of or in relation to:
(i)    any Automatic Transfer Employee’s employment during the period prior to the Closing Date;
(ii)    the termination of the employment of any of the Automatic Transfer Employees before the Closing Date;
(iii)    any failure by the Seller to comply with its obligations to inform and consult under the Employee Transfer Regulations; and/or
(iv)    any responsibility or liability (whether attributable to service before, on or after the Closing Date that passes to the Buyer under the Employee Transfer Regulations and which relates in any way whatsoever to any benefit payable on redundancy, termination or early retirement which it is claimed should be calculated (wholly or partly) by reference to the terms of any occupational pension scheme of which an employee was a member at any time prior to Closing Date.
(o)    The Buyer will indemnify the Seller against all Claims (save to the extent that such Claims result from the act or omission of the Seller) which arise out of or in relation to:
(i)    any change or proposed change to terms and conditions of employment or working conditions of an Automatic Transfer Employee made by the Buyer, whether or not the Automatic Transfer Employee consequently refuses to accept an offer of employment by the Buyer or refuses to transfer in accordance with the Employee Transfer Regulations, but excluding any Claims related to any lawful change or proposed change to any retirement benefit;
(ii)    any Automatic Transfer Employee’s employment during the period from and after the Closing Date;
(iii)    the termination of the employment of any of the Automatic Transfer Employees from and after the Closing Date; and
(iv)    any failure by the Buyer to comply with its obligations to inform and consult under the Employee Transfer Regulations.

7.3    Taxes.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer and its Affiliates will join in the execution of any such Tax Returns and other documentation.
(b)    Value Added Tax (“VAT”).
(i)    The parties hereto intend that the transfer of Purchased Assets from Alphatec Spine UK and Scient’x Italy pursuant to this Agreement (“European Assets”) will be neither a supply of services nor a supply of goods in accordance with Articles 19 and 29 of Council Directive 2006/112/EC (TOGC) and consequently that no VAT will be payable thereon, and such parties shall ensure that so far as possible their respective dealings with any Tax authority shall be consistent with this intention to the extent consistent with applicable Law.
(ii)    Notwithstanding any other provision of this Agreement, the consideration payable hereunder in respect of the transfer of the European Assets is exclusive of any VAT that may be payable, and if it is determined by any competent Tax authority that any VAT is chargeable on such transfer then this chargeable VAT shall be paid by Seller which shall issue a valid VAT invoice entitling Buyer to reclaim such amount of VAT from Her Majesty's Revenue & Customs. In order to avoid a windfall for Buyer for the reclaim for its benefit of a tax paid by Seller, notwithstanding any other provision of this Agreement, Buyer shall pay over to Seller the cash amount of the amount successfully reclaimed within ten days after Buyer's VAT account with Her Majesty's Revenue & Customs has been credited for such reclaim.
(c)    Asset Level Taxes.
(i)    Seller and its Affiliates shall be liable for any Asset Level Taxes attributable to a Pre-Closing Tax Period.
(ii)    Buyer and its Affiliates shall be liable for any Asset Level Taxes attributable to a Post-Closing Tax Period.
(d)    For all purposes of this Agreement (including, for the avoidance of doubt, Section 7.3(c)), the amount of Taxes (including Asset Level Taxes) allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be: (1) in the case of real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (2) in the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date.
(e)    Responsibility for Filing Tax Returns. At its expense, Buyer shall prepare and file all Tax Returns for the Acquired Companies that are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns requested by the Seller as are determined by Buyer to be reasonable and appropriate.

(f)    Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or any of the Acquired Companies, and any amounts credited against Tax liabilities in the accounts of Governmental Entities to which Buyer or any of the Acquired Companies become entitled, that relate to Tax of a Pre-Closing Tax Period, and that have been paid by the Seller Group (but, with respect to the Acquired Companies, only to the extent paid prior to the Closing) either to Governmental Entities or to the Buyer in connection with the Purchase Price Adjustment, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. Any Tax refund, credit or other Tax benefit in any Pre-Closing Tax Period of an Acquired Company due to the carryback of net operating loss or other Tax benefit from any Post-Closing Tax Period shall be solely for the account of Buyer.
(g)    Buyer and Seller and their Affiliates agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
(h)    Section 338 Elections. Buyer or any of its Affiliates shall have the option, as determined in its sole discretion, to make an election under Section 338 of the Code with respect to the acquisition any of the Acquired Companies; provided, however, that in the event Buyer or its Affiliate makes an election with respect to an Acquired Company, Buyer shall also be required to make such an election for any wholly owned subsidiary of such Acquired Company.
(i)    Tax Disputes.
(i)    If a claim shall be made by any Governmental Entity, which, if successful, would result in an indemnity payment to an Indemnitee pursuant to Article X then such Indemnitee shall give notice to the Indemnitor in writing of such claim and of any counterclaim the Indemnitee proposes to assert (a “Tax Claim”); provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.
(ii)    With respect to any Tax Claim relating to a Pre-Closing Tax Period of an Acquired Company other than a Straddle Period, Seller shall, solely at its cost and expense, control all proceedings and make all decisions taken in connection with such Tax Claim (including selection of counsel); provided, however, Seller shall not resolve any such Tax Claim without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer or its Affiliate, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the prosecution or defense of such Tax Claim in Buyer’s sole discretion.
(iii)    Buyer shall (at its own cost) control all proceedings attributable to any Tax Claim relating to Taxes of an Acquired Company for any Straddle Period. Buyer shall not settle any such Tax Claim without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.
7.4    Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against any member of the Seller Group, Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

7.5    Discharge of Business Obligations After Closing.
(a)    From and after the Closing, Seller shall, and shall cause each other member of the Seller Group to, pay and discharge on a timely basis all of the Excluded Liabilities. From and after the Closing, Buyer shall, and shall cause each of its Affiliates to, pay and discharge on a timely basis all of the Assumed Liabilities.
(b)    From and after the Closing, if any member of the Seller Group or any of their respective Affiliates receives or collects any funds relating to any Purchased Asset (excluding Accounts Receivable that were not payable to an Acquired Company) such member of the Seller Group or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset or any other asset owned by Seller or a Retained Company, including Accounts Receivable (excluding Accounts Receivable that were payable to an Acquired Company), Buyer shall remit any such funds to the relevant member of the Seller Group within five Business Days after its receipt thereof.
(c)    Effective upon the Closing, Seller shall, and shall cause each other member of the Seller Group to, appoint Buyer as its true and lawful attorney-in-fact, in the name of the relevant member of the Seller Group, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to any member of the Seller Group Related to the Business, and (ii) endorse without recourse the name of any member of the Seller Group on any check or any other evidences of indebtedness received by Buyer on account of the Business and the Purchased Assets other than with respect to Accounts Receivable that were not payable to an Acquired Company transferred to Buyer hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.
7.6    Access to Books and Records. Each of Seller and Buyer shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party's cost.
7.7    Further Assurances. Buyer and Seller shall, and Seller shall cause the other members of the Seller Group to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, including to negotiate in good faith the Ancillary Agreements. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer's request, Seller shall execute, and Seller shall cause each other relevant member of the Seller Group to, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.
7.8    Shipment of Transferred Inventory and Instruments. Seller shall, and shall cause the other members of the Seller Group to, deliver to Buyer at Buyer’s facilities in Audubon, Pennsylvania and at Buyer’s sole cost and expense, the Direct Inventory and Instruments, the Distributor Inventory and Instruments and the Transferred Inventory and Instruments, in each case on a date prior to the Closing that is mutually agreed upon by Buyer and Seller prior to the Closing.
7.9    IT/Customer Service Systems. Buyer shall use Diligent Efforts to enable, as soon as practicable following the date hereof, Buyer or its Affiliates to take and process purchase orders of Products through Buyer’s Information Technology and Customer Service systems at the Closing (the “IT/CS Transfer”), and Seller shall provide reasonable assistance to Buyer in connection with the IT/CS Transfer. “Diligent Efforts” means the carrying out of obligations specified in this Section 7.9 in a manner using reasonable, good faith efforts and resources, including reasonably necessary personnel and financial resources, as a Person in the medical device industry would normally use to carry out similar obligations under similar circumstances to market and sell a new product line.
ARTICLE VIII

CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)    The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement and set forth on Schedule 8.1 shall have been obtained or made and shall be in full force and effect.
(b)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
(c)    This Agreement shall not have been terminated in accordance with Section 9.1.
8.2    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(a)    The representations and warranties of Seller set forth in this Agreement shall have been true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected have, a Material Adverse Effect.

(b)    Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)    Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by an officer of Seller to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Seller Closing Certificate”).
(d)    There shall not have occurred and be continuing a Material Adverse Effect since the date of this Agreement.
(e)    Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Seller to Buyer pursuant to Section 3.2 of this Agreement.
(f)    Buyer shall have received evidence in form and substance satisfactory to Buyer that all Liens other than Permitted Liens with respect to the Purchased Assets have been released.
(g)    Each of the distribution agreements set forth on Schedule 8.2(g) shall have been extended to the date set forth on Schedule 8.2(g).
(h)    The IS/CS Transfer shall have been completed; provided, however, that this condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement shall be deemed to be automatically waived by Buyer if (i) Seller has fulfilled its obligations under Section 7.9, (ii) the IS/CS Transfer shall have not occurred on or before October 15, 2016, and (iii) the Closing has not occurred.
8.3    Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
(a)    The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected have, a material adverse effect on Buyer’s ability to perform its obligations hereunder.
(b)    Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)    Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
(d)    Buyer shall have delivered to Seller all payments, agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.

ARTICLE IX

TERMINATION
9.1    Termination.
(a)    This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of Buyer and Seller;
(ii)    by Buyer or Seller if:
(A)    the Closing does not occur on or before October 1, 2016 (the “Outside Date”); provided that if on the Outside Date the condition to Closing set forth in Section 8.2(h) shall not have been satisfied and Buyer has complied with its obligations under Section 7.9, but all other conditions to Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Outside Date shall be extended to October 15, 2016 and such date shall become the “Outside Date”; provided further the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided, further, if the condition to Closing set forth in Section 8.2(h) has been automatically waived pursuant to its terms and the Closing is scheduled to occur on October 17, 2016 pursuant to Section 3.1, neither party may terminate this Agreement pursuant to this Section 9.1(a)(ii)(A) unless the Closing does not occur on October 17, 2016; or
(B)    a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;
(iii)    by Buyer if:
(A)     any condition to the obligations of Buyer hereunder becomes incapable of fulfillment by the Outside Date other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or
(B)     there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(a)(iii) by the Buyer if the Buyer is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement; or
(iv)    by Seller if:
(A)    any condition to the obligations of Seller hereunder becomes incapable of fulfillment by the Outside Date other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or
(B)    there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(a)(iv) by Seller if Seller is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)    The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.
9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, that the Confidentiality Agreement and the provisions of Section 6.4 (Confidentiality), Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
9.3    Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any (a) knowing and material breach of any of the other party’s representations and warranties, (b) any deliberate and material breach by the other party of any of its covenants or agreements contained in this Agreement (it being understood that the failure of Buyer or Seller to effect the Closing when required under the terms of the Agreement will constitute a deliberate and material breach), or (c) fraud, willful misrepresentation, or willful misconduct; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.
ARTICLE X

INDEMNIFICATION
10.1    Survival.
(a)    Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement or any Schedule or certificate delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing.
(b)    The representations and warranties of Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.12 (Acquired Company Capital Stock), 4.28 (Brokers or Finders), and the representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.6 (Brokers or Finders) shall survive the Closing indefinitely. The representations and warranties of Seller contained in the Special Representations shall survive the Closing for a period of six years from the Closing.
(c)    The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of 18 months from the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive until such covenant or agreement is fully performed.
(d)    The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2    Indemnification by Seller.
(a)    Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, and reasonable costs and expenses (including legal, consultant, accounting and other professional fees, and fees and costs incurred in enforcing rights under this Section 10.2 (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:
(i)    the failure of any representation and warranty or other statement by Seller or any member of the Seller Group contained in this Agreement, the Seller Disclosure Schedule or any certificate furnished or to be furnished to Buyer pursuant to this Agreement to be true and correct in all respects as of the date such representations and warranties were made of this Agreement and as of the Closing Date;
(ii)    any breach of any covenant or agreement of Seller or any member of the Seller Group contained in this Agreement, the Seller Disclosure Schedule or any certificate furnished or to be furnished to Buyer pursuant to this Agreement;
(iii)    any Excluded Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability;
(vi)    any fees, expenses or other payments incurred or owed by any member of the Seller Group to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;
(v)    without duplication of any right to recovery herein, (A) any Taxes of any Acquired Company or relating to the Purchased Assets for a Pre-Closing Tax Period, to the extent such Taxes exceed the amount, if any, reserved for such Taxes in the Closing Working Capital and taken into account in determining the Purchase Price Adjustment, (B) any liability for Taxes of any member of any consolidated, combined or unitary or aggregate group of which any Acquired Company is or has been a member on or prior to the Closing Date, or (C) any liability for Taxes of any other Person imposed on any Acquired Company or with respect to the Purchased Assets as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and
(vi)    any Liability related to or arising out of the facts and circumstances described on Section 4.7 of the Seller Disclosure Schedule as the “Special Matter”.
provided that for purposes of this Section 10.2, any Losses with respect to any breach of the representations and warranties herein, and in the Seller Closing Certificate shall be determined without regard to materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representations and warranties solely for determining the scope or amount of any Losses, but not for purposes of determining the existence of any breach of such representations and warranties; and provided further that solely for purposes of determining the existence of any breach of the Special Representations under this Section 10.2, such determination shall be made without regard to any Knowledge, materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such Special Representations.
(b)    Seller shall not be liable (i) for any Loss or Losses pursuant to Section 10.2(a)(i) (except with respect to Fundamental Representations and Special Representations) unless and until the aggregate amount of all such Losses incurred by the Buyer Indemnitees exceeds $500,000 (the “Deductible”), in which event Seller shall only be liable for such Losses in excess of the Deductible, (ii) for any Loss or Losses pursuant to Section 10.2(a)(i) (except with respect to Fundamental Representations and Special Representations) to the extent that such Losses exceed $12,000,000 in the aggregate, (iii) for any Loss or Losses pursuant to Section 10.2(a)(i) (except with respect to Fundamental Representations and the representations found in Section 4.10 and Section 4.25) to the extent that such Losses exceed $20,000,000 in the aggregate, and (iv) for any Loss or Losses pursuant to Section 10.2 to the extent that such Losses exceed the Base Amount in the aggregate. Nothing contained in this Section 10.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on actual fraud of Seller.
10.3    Indemnification by Buyer.
(a)    Buyer shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:
(i)    the failure of any representation and warranty or other statement by Buyer contained in this Agreement or any certificate furnished or to be furnished to Seller pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;
(ii)    any breach of any covenant or agreement of Buyer contained in this Agreement or any certificate furnished or to be furnished to Seller pursuant to this Agreement; and
(iii)    the Assumed Liabilities.
Notwithstanding any other provision herein to the contrary, Buyer shall have no obligation to indemnify Seller or any of its Affiliates for any consequences of any election under Section 338(g) of the Code made with respect to the acquisition of any of the Acquired Companies.
(b)    Buyer shall not be liable (i) for any Loss or Losses pursuant to Section 10.3(a)(i) (except with respect to the representations found in Sections 5.1, 5.2 and 5.6) unless and until the aggregate amount of all such Losses incurred by the Seller Indemnitees exceeds $500,000, in which event Buyer shall only be liable for such Losses in excess of such amount, (ii) for any Loss or Losses pursuant to Section 10.3(a)(i) (except with respect to the representations found in Sections 5.1, 5.2 and 5.6) to the extent that such Losses exceed $12,000,000 in the aggregate, and (iii) for any Loss or Losses pursuant to Section 10.3 to the extent that such Losses exceed the Base Amount in the aggregate. Nothing contained in this Section 10.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on actual fraud of Buyer.
10.4    Indemnification Procedures for Third-Party Claims.
(a)    Upon receipt of notice by an Indemnitee of a pending or threatened claim or demand made by any Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee shall notify the Indemnitor in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, by such Indemnitee of notice of the Third-Party Claim; provided that, subject to Section 10.1, failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.
(b)    If a Third-Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitor shall not be entitled to assume the defense of any Third-Party Claim (A) for equitable or injunctive relief (other than equitable claims that are ancillary to a claim for monetary damages) or any claim that would impose criminal liability on the Indemnitee, (B) that alleges Losses in excess of the Indemnitor’s maximum indemnification obligations under this Agreement and the Indemnitee believes in good faith that such allegation would be reasonably likely to lead to Losses in excess of the Indemnitor’s maximum indemnification obligation or (C) with respect to which the Indemnitee has been advised by outside legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitee and the Indemnitor, and the Indemnitee shall have the right to defend, at the expense of the Indemnitor, any such Third-Party Claim, with the amounts thereof to be treated as Losses subject to this Article X. Following the Indemnitor’s assumption of the defense of any Third-Party Claim, if the Indemnitor denies its obligation to indemnify the Indemnitee for such Third-Party Claim, such Indemnitor shall have the burden of proving that the Indemnitee is not entitled to indemnification hereunder. Should an Indemnitor be entitled to and so elect to assume the defense of a Third-Party Claim, for so long as the Indemnitor remains entitled to maintain the assumption of the defense of such Third-Party Claim, the Indemnitor shall not be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. The fees and expenses of counsel employed by the Indemnitee for any period between the date on which the Indemnitee has given notice of such Third-Party Claim to Indemnitor until (if applicable) the date on which the Indemnitor has assumed the defense thereof shall be treated as Losses subject to this Article X. If the Indemnitor chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor assumes the defense of any Third-Party Claim, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of guilt, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnitee from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnitee other than solely the payment of money damages for which the Indemnitee will be indemnified hereunder. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third-Party Claim relating to Taxes without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnitee gives an Indemnitor notice of a Third-Party Claim and the Indemnitor does not assume such defense, then the Indemnitee may conduct the defense of such Third-Party Claim; provided, however, that the Indemnitee will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).
10.5    Net Losses. Notwithstanding anything contained herein to the contrary, the amount of any Losses for which an Indemnitee may be entitled to indemnification under this Article X shall be reduced to the extent of any insurance proceeds which the Indemnitee or any of its Affiliates actually receives with respect to such Losses (including those from affiliated insurance companies), net of any costs of collection. If any such proceeds, benefits or recoveries are received by an Indemnitee or any of its Affiliates with respect to any Losses after payment has been made to the Indemnified Party with respect thereto, the Indemnitee shall promptly pay back, or cause its appropriate Affiliates to pay back, the amount of such proceeds, benefits or recoveries (up to the amount of received by the Indemnitee with respect to such Losses).
10.6    Consequential, Punitive and Certain Other Damages. No Indemnitee shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation, loss relating to business interruption or lost opportunity or loss of goodwill or (iii) any lost profits, consequential, indirect or incidental damages.

10.7    Losses Included in Purchase Price. No Buyer Indemnitee shall be entitled to indemnification for any Losses in respect of any liability included in the calculation of the Initial Purchase Price or the Final Purchase Price.
10.8    No Duplicate Claims. In the event a Buyer Indemnitee or Seller Indemnitee, as the case may be, recovers Losses in respect of a claim for indemnification pursuant to this Article X, no other Buyer Indemnitee or Seller Indemnitee, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement.
10.9    Indemnification Sole and Exclusive Remedy. Following the Closing, (a) claims for indemnification pursuant to this Article X under this Agreement, and (b) claims for specific performance or any other equitable remedies of the covenants and obligations of the other party under this Agreement, shall, collectively, be the sole and exclusive remedies for claims and damages available to the parties hereto and their respective Affiliates for breach of this Agreement; provided, however, that the limitations set forth in this Section 10.9 shall not apply to claims for actual fraud.
ARTICLE XI

MISCELLANEOUS
11.1    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:
If to Buyer, to:
Globus Medical Ireland, Ltd.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403
Attn: Anthony Williams
awilliams@globusmedical.com
Facsimile: (610) 930-1667

With a required copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-29219
Attn: Benjamin R. Wills
Facsimile: (215) 963-5001
Email: benjamin.wills@morganlewis.com

If to Seller, to:

Alphatec Holdings, Inc.

5818 El Camino Real
Carlsbad, CA 92008
Attn: Ebun S. Garner
egarner@alphatecspine.com
Facsimile: (760) 431-9083

With a required copy to (which shall not constitute notice):

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attn: Scott N. Wolfe
Matthew T. Bush
Facsimile: (858) 523-5450
Email: scott.wolfe@lw.com
matt.bush@lw.com

11.2        Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c)    To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
11.3    Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
11.4    Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
11.5    Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.6    Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), for the purposes of any

Action arising out of this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
11.7        Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
11.8        Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
11.9        Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms. Buyer may set off any amounts payable to the Seller Group under any other agreement against any amounts payable by the Seller Group to Buyer under this Agreement.
11.10    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
11.11    Severability. Subject to Section 6.8(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.12    Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. For the avoidance of doubt, while Buyer and Seller may pursue both a grant of specific performance in accordance with this Section 11.12 and the payment of any damages under Section 9.3, under no circumstances shall Buyer or Seller be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by Buyer or Seller or any of their Affiliates in connection with Buyer’s or

Seller’s pursuance of such grant of specific performance, which the other party hereto shall pay if specific performance is actually granted in accordance with this Section 11.12) and (B) damages under Section 9.3.
11.13    Interpretation.
(a)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
(d)    The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
(e)    A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.
(f)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(g)    The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.
(h)    All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GLOBUS MEDICAL IRELAND, LTD.

By: _/s/ Anthony L. Williams___________
Name: Anthony L. Williams
Title: Secretary

ALPHATEC HOLDINGS, INC.

By: _/s/ James M. Corbett______________
Name: James M. Corbett
Title: President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]